Exhibit 10.1

Published CUSIP Number: 05381DAA7

CREDIT AGREEMENT

Dated as of May 14, 2014

among

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

as Parent Borrower,

AVIV HEALTHCARE CAPITAL CORPORATION

as Subsidiary Borrower,

AVIV REIT, INC.,

as REIT Guarantor,

THE OTHER GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer

MERRILL LYNCH, PIERCE, FENNER & SMITH,

as Joint Lead Arranger and Sole Bookrunner,

RBS CITIZENS N.A.

as Joint Lead Arranger,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arranger

SUNTRUST BANK

and

RBS CITIZENS N.A.,

as Co-Syndication Agents

and

BARCLAYS BANK PLC,

CREDIT AGRICOLE - CORPORATE & INVESTMENT BANK,

GOLDMAN SACHS BANK USA,

KEYBANK NATIONAL ASSOCIATION,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Documentation Agents

ARTICLE IV CONDITIONS PRECEDENT TO EXTENSION OF CREDITS	71

4.01 Conditions to Closing Date and Initial Credit Extension	71
4.02 Conditions to all Extensions of Credit	75

ARTICLE V REPRESENTATIONS AND WARRANTIES	75

5.01 Financial Statements; No Material Adverse Effect	76
5.02 Existence, Qualification and Power	76
5.03 Authorization; No Contravention	77
5.04 Binding Effect	77
5.05 Litigation	77
5.06 Compliance with ERISA	77
5.07 Environmental Matters	78
5.08 Margin Regulations; Investment Company Act	79
5.09 Compliance with Laws	79
5.10 Ownership of Property; Liens	79
5.11 Corporate Structure; Capital Stock, Etc.	79
5.12 [Reserved.]	80
5.13 REIT Status	80
The REIT Guarantor is taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Internal Revenue Code and each of the other Credit Parties are Qualified REIT Subsidiaries (as defined in the Internal Revenue Code).	80
5.14 [Reserved.]	80
5.15 Solvency	80
5.16 Taxes	80
5.17 Insurance	80
To the knowledge of the Responsible Officers of the Credit Parties, the Credit Parties and their Subsidiaries maintain or require the tenants or managers of their owned properties to maintain insurance with respect to their owned properties with insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried under similar circumstances by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties or the applicable Subsidiary operates.	80
5.18 No Default	80
5.19 Intellectual Property; Licenses, Etc.	81
5.20 Disclosure	81
5.21 Governmental Authorization; Other Consents	81
5.22 Anti-Terrorism Laws	81
5.23 [Reserved.]	82
5.24 OFAC	82

ARTICLE VI AFFIRMATIVE COVENANTS	82

6.01 Financial Statements	82
6.02 Certificates; Other Information	83
6.03 Preservation of Existence and Franchises	86
6.04 Books and Records	86
6.05 Compliance with Law	86

6.06 Payment of Obligations	86
6.07 Insurance	86
6.08 Maintenance of Property	87
6.09 Visits and Inspections	87
6.10 Use of Proceeds	87
6.11 Financial Covenants	88
6.12 Environmental Matters	89
6.13 REIT Status	89
6.14 Additional Guarantors; Withdrawal or Addition of Unencumbered Properties; Release of Guarantors	89
6.15 Business of Aviv OP LP	91
6.16 Further Assurances	91
6.17 Compliance With Material Contracts	91

ARTICLE VII NEGATIVE COVENANTS	91

7.01 Liens	92
7.02 Indebtedness	93
7.03 [Reserved]	95
7.04 Investments	95
7.05 Fundamental Changes	96
7.06 Dispositions	96
7.07 Business Activities	97
7.08 Transactions with Affiliates and Insiders	97
7.09 Organization Documents	97
7.10 [Reserved]	97
7.11 [Reserved]	97
7.12 No Further Negative Pledges	97
7.13 Limitation on Restricted Actions	98
7.14 Accounting Changes	98
7.15 Prepayments of Indebtedness	98

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	99

8.01 Events of Default	99
8.02 Remedies Upon Event of Default	101
8.03 Application of Funds	102

ARTICLE IX ADMINISTRATIVE AGENT	103

9.01 Appointment and Authority	103
9.02 Rights as a Lender	103
9.03 Exculpatory Provisions	103
9.04 Reliance by Administrative Agent	104
9.05 Delegation of Duties	105
9.06 Resignation of Administrative Agent	105
9.07 Non-Reliance on Administrative Agent and Other Lenders	106
9.08 No Other Duties; Etc.	106
9.09 Administrative Agent May File Proofs of Claim	106
9.10 Guaranty Matters	107

ARTICLE X MISCELLANEOUS	108

10.01 Amendments, Etc.	108
10.02 Notices; Effectiveness; Electronic Communications	109
10.03 No Waiver; Cumulative Remedies; Enforcement	111
10.04 Expenses; Indemnity; Damage Waiver	112
10.05 Payments Set Aside	113
10.06 Successors and Assigns	114
10.07 Treatment of Certain Information; Confidentiality	119
10.08 Set-off	119
10.09 Interest Rate Limitation	120
10.10 Counterparts; Integration; Effectiveness	120
10.11 Survival of Representations and Warranties	121
10.12 Severability	121
10.13 Replacement of Lenders	121
10.14 Governing Law; Jurisdiction; etc.	122
10.15 WAIVER OF RIGHT TO TRIAL BY JURY	123
10.16 No Conflict	123
10.17 No Advisory or Fiduciary Responsibility	123
10.18 Electronic Execution of Assignments and Certain Other Documents	124
10.19 USA Patriot Act Notice	124
10.20 Termination of Existing Facility	124
Each Lender that is a party to the Existing Financing hereby acknowledges the termination of the Existing Facility and waives any requirement of minimum notice of such termination.	124

ARTICLE XI GUARANTY	125

11.01 The Guaranty	125
11.02 Obligations Unconditional	125
11.03 Reinstatement	126
11.04 Certain Additional Waivers	127
11.05 Remedies	127
11.06 Rights of Contribution	127
11.07 Guarantee of Payment; Continuing Guarantee	127
11.08 Release of Subsidiary Guarantors; Certain Exempt Subsidiaries	127
11.09 Keepwell	128

v

SCHEDULES

2.01	Lenders and Commitments
5.01(c)	Scheduled Transfers
5.11	Corporate Structure; Capital Stock
5.22	Patriot Act Information
7.01	Liens
7.02	Indebtedness
7.04	Investments
10.02	Notice Addresses

EXHIBITS

A	Form of Loan Notice
B	Form of Revolving Note
C-1	Form of Compliance Certificate
C-2	Form of Officer’s Certificate
C-3	Form of Unencumbered Property Certificate
D	Form of Assignment and Assumption
E	Form of Subsidiary Guarantor Joinder Agreement
F	Form of Lender Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this “Credit Agreement” or this “Agreement”) is entered into as of May 14, 2014 by and among AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”) and AVIV HEALTHCARE CAPITAL CORPORATION, a Delaware corporation (the “Subsidiary Borrower”, and together with the Parent Borrower, individually a “Borrower” and collectively, the “Borrowers”), AVIV REIT, INC., a Maryland corporation (the “REIT Guarantor”), the other Guarantors identified herein, the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each, as defined herein).

WHEREAS, the Borrowers have requested that the Lenders hereunder provide a revolving credit facility in an initial amount of $600,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:

“Acquisition Leverage Ratio Notice” means a written notice from the Parent Borrower to the Administrative Agent (a) delivered not later than the last day of the initial fiscal quarter in which the Borrowers’ seek to invoke an adjustment to the Consolidated Leverage Ratio and/or the Consolidated Unencumbered Leverage Ratio and (b) which describes the Significant Acquisition which formed the basis for such request (including without limitation, a pro forma calculation of the Consolidated Leverage Ratio and/or the Consolidated Unencumbered Leverage Ratio, as applicable, immediately prior to and after giving effect to such Significant Acquisition) and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted Consolidated EBITDA” means, for the Consolidated Parties for any period, Adjusted Consolidated Net Income for such period, plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income (without duplication): (a) Consolidated Interest Expense; (b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes; (c) depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); (d) the amount of integration costs deducted (and not added back) in such period in computing Adjusted Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with acquisitions or dispositions, not to exceed for any period 10% of Adjusted Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Adjusted Consolidated EBITDA but before giving effect to the costs described in this clause (d)); (e) proceeds from any business interruption insurance; (f) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of any Consolidated Party; (g) all extraordinary or non-recurring non-cash gain or loss or expense, together with any related provision for taxes; and (h) all other non-cash items (other than straight-line rent) reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP, less all non-cash items (other than straight-line rent and rental income from intangible amortization, net) increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Consolidated Parties in conformity with GAAP. Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Consolidated Subsidiary shall be added (or subtracted) to Adjusted Consolidated Net Income to compute Adjusted Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Consolidated Subsidiary was included in calculating Adjusted Consolidated Net Income.

“Adjusted Consolidated Funded Debt” means, as of any date of determination, the sum of (a) all Consolidated Funded Debt plus (b) the Consolidated Parties’ pro rata share of Funded Debt attributable to interest in Unconsolidated Affiliates.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the REIT Guarantor or charges resulting from the redemption of preferred stock of the REIT Guarantor) of the Consolidated Parties for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication: (a) the net income of any Person, other than the Consolidated Parties, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to the Consolidated Parties by such Person during such period; (b) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided, however, that Adjusted Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made in cash (or to the extent converted into cash) or Temporary Cash Investments to any Consolidated Party thereof in respect of such period, to the extent not already included therein; (c) the cumulative effect of a change in accounting principles; (d) any after-tax gains or losses attributable to asset sales; and (e) all extraordinary gains and extraordinary losses.

“Adjusted Funds From Operations” for any period means the Adjusted Consolidated Net Income for such period, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was added or deducted, as applicable, in calculating such Adjusted Consolidated Net Income): (1) gains or losses from (a) the restructuring or refinancing of Funded Debt or (b) sales of properties; (2) non-cash asset impairment charges; (3) non-cash charges related to redemptions of preferred stock of the REIT Guarantor; (4) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of Consolidated Parties; (5) the amortization of financing fees and the write-off of financing costs; (6) straight-line rental income; (7) any one-time direct transaction or restructuring costs incurred in connection with acquisitions, dispositions or leasing transactions; and (8) any other non-cash charges associated with the sale or settlement of any Interest Rate Agreement or other hedging or derivative instruments or with any loss on extinguishment of debt, reserves for uncollectible loan receivables, severance costs and changes in the fair value of derivatives, as reported in the REIT Guarantor’s Form 10-K and Form 10-Q delivered to the SEC.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent and an Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the aggregate of the Commitments of all the Lenders.

“Aggregate Committed Amount” has the meaning provided in Section 2.01(a), as increased from time to time pursuant to Section 2.01(e).

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Applicable Distribution Period” means (a) for each of the first four fiscal quarters immediately following the Closing Date, the period beginning on the first day of the fiscal quarter during which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the distribution for which reports have been filed with the SEC or provided to the applicable trustee (or if no such reports have yet been required to be filed with the SEC, for which internal financial statements are available), and (b) for each fiscal quarter other than the first four fiscal quarters immediately following the Closing Date, the immediately prior four fiscal quarter period.

“Applicable Percentage” means for any applicable period, (a) the per annum rate, based on, subject to clause (b) below, the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) as follows:

Applicable Percentage
Pricing Level	Consolidated Leverage Ratio	Eurodollar Loans and Letter of Credit Fees	Base Rate Loans
1	< 40%	1.70%	0.70%
2	> 40% but ≤ 45%	1.80%	0.80%
3	> 45% but ≤ 50%	1.90%	0.90%
4	> 50% but ≤ 55%	2.00%	1.00%
5	> 55%	2.25%	1.25%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered within ten (10) days after being due in accordance with such Section, then Pricing Level 5 shall apply as of the eleventh (11th) day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered. The Applicable Percentages in effect from the Closing Date through the date that the Parent Borrower delivers the Compliance Certificate for the fiscal quarter ending June 30, 2014 shall be determined based upon the Consolidated Leverage Ratio reflected in the opening Compliance Certificate delivered pursuant to Section 4.01(s).

(b) (i) In the event that the Parent Borrower achieves Investment Grade status at any time, and (ii) following the delivery of a written notice of election (the “Election Notice”) from the Parent Borrower to the Administrative Agent, the “Applicable Percentage” shall mean, for any applicable period, the appropriate applicable percentage corresponding to the following percentages per annum, based upon the Debt Ratings at each Pricing Level as set forth below (it being understood that if the Parent Borrower fails to maintain Investment Grade status, Pricing Level 5 shall apply):

Applicable Percentage
Pricing Level	Debt Ratings	Facility Fees	Eurodollar Loans and Letter of Credit Fees	Base Rate
1	≥ A-/A3	.125%	0.90%	0.00%
2	BBB+/Baa1	.150%	1.00%	0.00%
3	BBB/Baa2	.200%	1.10%	0.10%
4	BBB-/Baa3	.250%	1.35%	0.35%
5	< BBB-/Baa3	.300%	1.70%	0.70%

Each change in the Applicable Percentage resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof and ending on the day immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the day immediately preceding the effective date of the next such change. If at any time the Parent Borrower has only two (2) Investment Grade Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Percentage shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories or more (e.g. Baa1 by Moody’s and BBB- by S&P), the Applicable Percentage shall be the rate per annum that would be applicable if the ratings category one category below the higher Investment Grade Rating were used. If at any time the Parent Borrower has three (3) Investment Grade Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Percentage shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories or more (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Percentage shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used; provided, that if such average is not a recognized rating category, then the Applicable Percentage shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as joint lead arranger and sole bookrunner, (ii) RBS Citizens N.A., in its capacity as joint lead arranger, and (iii) SunTrust Robinson Humphrey, Inc., in its capacity as joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by the lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT Guarantor and its Consolidated Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of the REIT Guarantor and its Consolidated Subsidiaries, including the notes thereto.

“Aviv OP LP” means Aviv OP Limited Partner, L.L.C., a Delaware limited liability company, and its successors.

“Bank of America” means Bank of America, N.A., together with its successors.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) and any successor statute.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (f) such Person shall admit in writing an inability to pay its debts generally as they become due.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate determined on such day (or if no such rate is determined on such day, the next preceding day for which a Eurodollar Rate is determined) for a Eurodollar Loan with an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meanings given to such terms in the introductory paragraph hereof.

“Borrower Materials” has the meaning provided in Section 6.02.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the respective Credit Parties or any Subsidiary, as applicable, at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, in the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capitalization Rate” means (a) 10.0% for all government reimbursed assets (e.g. skilled nursing facilities, etc.) including, hospitals and (b) 8.0% for all non-government reimbursed assets (e.g. assisted living facilities, independent living facilities, medical office buildings, etc.)

“Cash Collateral” means cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations.

“Cash Collateralize” has the meaning provided in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert, other than Permitted Holders, shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the REIT Guarantor (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the REIT Guarantor, (ii) during any period of up to twelve (12) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twelve (12) month period were directors of the REIT Guarantor (together with any new director whose election by the REIT Guarantor’s Board of Directors or whose nomination for election by the REIT Guarantor’s shareholders was (A) approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) made in accordance with any voting agreement to which the REIT Guarantor is then a party and which was in effect on the Closing Date) cease for any reason other than death, disability or conflict of interest to constitute a majority of the directors of the REIT Guarantor then in office, (iii) the REIT Guarantor ceases to be the sole general partner of the Parent Borrower, or (iii) the occurrence of a “Change of Control” or any equivalent term or concept under any Senior Note Indenture. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1934.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CMS” means the Centers for Medicare & Medicaid Services, the federal agency responsible for administering the Medicare, Medicaid, SCHIP (State Children’s Health Insurance), HIPAA, CLIA (Clinical Laboratory Improvement Amendments), and several other federal health-related programs.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, to make Swingline Loans, to issue Letters of Credit and to share in the Revolving Obligations hereunder up to such Lender’s Commitment Percentage thereof.

“Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Committed Amount and the denominator of which is the Aggregate Committed Amount. The initial Commitment Percentages are set forth on Schedule 2.01.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a) in the case of Revolving Loans and Swing Line Loans, the Maturity Date, and, in the case of the Letters of Credit, the Letter of Credit Expiration Date, and (b) the date on which the Commitments shall have been terminated as provided herein.

“Committed Amount” means, with respect to each Lender, the amount of such Lender’s Commitment. The initial Committed Amounts are set forth on Schedule 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1; provided that each such Compliance Certificate shall, in any case, include (without limitation) supporting documents and materials reasonably required by the Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in both cases, for the most recently completed four (4) fiscal quarters.

“Consolidated Fixed Charges” means, for any Person (or consolidated group of Persons) for any period, (a) Consolidated Interest Expense for such Person (or consolidated group of Persons) for such period, plus (b) principal payments of Consolidated Funded Debt for such Person (or consolidated group of Persons) for such period (including, for purposes hereof, reductions in commitments, but excluding any payment of principal under the Credit Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it), plus (c) dividends and distributions paid on preferred stock, if any, of such Person (or consolidated group of Persons) for such period, in each case, on a consolidated basis determined in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, all Funded Debt of the Consolidated Parties determined on a consolidated basis.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Funded Debt of the Consolidated Parties during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication): (i) the interest portion of any deferred payment obligations; (ii) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing; (iii) the net cash costs associated with Interest Rate Agreements and Funded Debt that is guaranteed or secured by assets of the

Consolidated Parties; and (iv) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Consolidated Parties; excluding, to the extent included in interest expense above, (A) the amount of such interest expense of any Consolidated Subsidiary if the net income of such Consolidated Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (b) of the definition thereof (but only in the same proportion as the net income of such Consolidated Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (b) of the definition thereof), as determined on a consolidated basis in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Funded Debt, (ii) any expense resulting from the discounting of any outstanding Funded Debt in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Facility Amount) and (v) non-cash costs associated with Interest Rate Agreements and Currency Agreements.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) Adjusted Consolidated Funded Debt to (b) Consolidated Total Asset Value.

“Consolidated Parties” means the REIT Guarantor and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Secured Funded Debt” means the aggregate principal amount of Funded Debt of the Consolidated Parties that is secured by a Lien, and shall include (without duplication), the ownership share of such secured Funded Debt of the Consolidated Parties’ Unconsolidated Affiliates.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Funded Debt to (b) Consolidated Total Asset Value for the most recently completed fiscal quarter.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the REIT Guarantor in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, less (b) all Intangible Assets, plus (c) all accumulated depreciation, all determined in accordance with GAAP.

“Consolidated Total Asset Value” means the sum of all the following of the Consolidated Parties, without duplication: (a) the quotient of (1) Net Revenue from all Real Property Assets for the most recently completed four (4) fiscal quarters, minus the Net Revenue attributable to each Real Property Asset sold or otherwise disposed of during such four (4) fiscal quarters, minus the Net Revenue from all Real Property Assets acquired during the most recently completed four (4) fiscal quarters, divided by (2) the applicable Capitalization Rate, plus (b) the acquisition cost of each Real Property Asset acquired during the most recently completed four (4) fiscal quarters, plus (c) the GAAP book value of the Consolidated Parties’ Investments permitted by Sections 7.04, plus (d) cash and Temporary Cash Investments plus (e) the Consolidated Parties’ pro rata share of the foregoing items and components attributable to interest in Unconsolidated Affiliates.

“Consolidated Total Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of Secured Indebtedness of the Consolidated Parties, on a consolidated basis.

“Consolidated Unencumbered Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Unsecured Funded Debt to (b) Consolidated Unencumbered Total Asset Value for the most recently completed fiscal quarter.

“Consolidated Unencumbered Total Asset Value” means the sum of the following, without duplication: (a) the quotient of (1) Unencumbered Net Revenue for the most recently completed four (4) fiscal quarters, minus the Unencumbered Net Revenue attributable to each Unencumbered Property sold or otherwise disposed of during such four (4) fiscal quarters, minus the Unencumbered Net Revenue from any Unencumbered Property acquired during the most recently completed four (4) fiscal quarters, divided by (2) the Capitalization Rate plus (b) the acquisition cost of each Unencumbered Property acquired during the most recently completed four (4) fiscal quarters plus (c) the book value of unencumbered Qualified Mortgage Loans; provided, that when calculating the Consolidated Unencumbered Total Asset Value, the aggregate amount of Qualified Mortgage Loans added pursuant to clause (c) of this definition shall not constitute more than twenty percent (20%) of the aggregate Consolidated Unencumbered Total Asset Value.

“Consolidated Unsecured Funded Debt” means the aggregate principal amount of Funded Debt of the Consolidated Parties, on a consolidated basis, that is not Consolidated Secured Funded Debt.

“Consolidated Unsecured Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered Net Revenue to (b) Consolidated Unsecured Interest Expense.

“Consolidated Unsecured Interest Expense” means, for any period, for the Consolidated Parties on a consolidated basis, all interest expense and letter of credit fee expense, as determined in accordance with GAAP during such period, attributable to the Consolidated Parties’ aggregate Consolidated Unsecured Funded Debt; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Credit Documents” means this Credit Agreement, the Notes, the Fee Letter, the Letters of Credit, the Joinder Agreements, the Unencumbered Property Certificates and the Compliance Certificates.

“Credit Party” means, as of any date, the Borrowers or any Guarantor which is a party to the Guaranty as of such date; and “Credit Parties” means a collective reference to each of them.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Daily Unused Fee” means, for any day during the Commitment Period, an amount equal to (a) the Unused Fee Percentage multiplied by (b) the amount by which the Aggregate Commitments exceed the sum of the Total Outstandings (excluding the amount of any then-outstanding Swing Line Loans).

“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s and/or Fitch for the Parent Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means a competitor of the REIT Guarantor or the Parent Borrower (i.e., a REIT investing primarily in Healthcare Facilities) identified in writing by the REIT Guarantor or Parent Borrower to the Administrative Agent and each Lender, as updated from time to time by the REIT Guarantor or the Parent Borrower.

“Dollar” or “$” means the lawful currency of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed; provided, that the Parent Borrower shall use reasonable efforts to approve or disapprove such Person within ten (10) Business Days after receipt of a written request for approval, together with reasonably sufficient information to evaluate the potential assignee (including, if reasonably requested, financial information), and a failure to approve or disapprove in such ten (10) Business Day period shall be deemed to mean that such Person is approved); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the REIT Guarantor or any of the REIT Guarantor’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means, at any time, a lease (a) under which the Parent Borrower or a wholly-owned, direct or indirect, Subsidiary of the Parent Borrower is the lessee or holds equivalent rights and is the fee owner of the improvements or has a valid lease in existing improvements located thereon, (b) that has a remaining term of not less than thirty (30) years, (c) under which any required rental payment, principal or interest payment or other payment due under such lease from the Parent Borrower or from such Subsidiary of the Parent Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to the Parent Borrower or such Subsidiary of the Parent Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (d) where no party to such lease is subject to a then continuing Bankruptcy Event, and (e) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or binding agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Substances into the environment, including those related to wastes, air emissions and wastewater discharges.

“Equity Transaction” means, with respect to any member of the Consolidated Parties, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a Consolidated Party, (b) in connection with a conversion of debt securities to equity or one type of equity securities into another type of equity securities, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any acquisition permitted hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability by a Governmental Authority under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Guarantor or any ERISA Affiliate in excess of the Threshold Amount.

“Eurodollar Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent.

“Event of Default” has the meaning provided in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Obligation under any Swap Contract if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.07 and any and all guarantees of such Guarantor’s Obligations under any Swap Contract by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Obligation. If an Obligation under any Swap Contract arises under a master agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between it and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising from the Administrative Agent or any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Credit Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Financing” means the existing financing evidenced by that certain Credit Agreement dated as of March 26, 2013, by and among Aviv Financing IV, L.L.C., as “Parent Borrower”, the other borrowers party thereto, the REIT Guarantor and the other guarantors party thereto, the financial institutions party thereto, as lenders, and Bank of America, N.A., as administrative agent for the lenders thereunder.

“Extension of Credit” means (i) any Borrowing and (ii) any L/C Credit Extension.

“Facility Fee” has the meaning in Section 2.09(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated as of April 8, 2014 among the REIT Guarantor, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended and modified.

“Fitch” means Fitch Ratings, a Subsidiary of Fimalac, S.A., and any successor thereto.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person (or consolidated group of Persons) at any date of determination (without duplication):

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(e) all Capitalized Lease Obligations and Attributable Debt;

(f) all Funded Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Funded Debt is assumed by such Person; provided, however, that the amount of such Funded Debt shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Funded Debt;

(g) all Funded Debt of other Persons guaranteed by such Person to the extent such Funded Debt is guaranteed by such Person;

(h) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Funded Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that: (a) the amount outstanding at any time of any Funded Debt issued with original issue discount shall be deemed to be the face amount with respect to such Funded Debt less the remaining unamortized portion of the original issue discount of such Funded Debt at the date of determination in conformity with GAAP; (b) Funded Debt shall not include any liability for foreign, federal, state, local or other taxes; (c) Funded Debt shall not include any indemnification, earnouts, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Funded Debt incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; and (d) Funded Debt shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means, as of any date, the REIT Guarantor or any Subsidiary Guarantor which is a party to the Guaranty as of such date; and “Guarantors” means a collective reference to each of them.

“Guaranty” means the Guaranty made by the Guarantors under Article XI in favor of the Lenders, together with each joinder agreement delivered pursuant to Section 6.14.

“Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives, regulated under the Environmental Laws.

“Healthcare Facilities” means any skilled nursing facility, mentally and developmentally disabled facility, rehab hospital, long term acute care facility, intermediate care facility for the mentally disabled, assisted living facility, independent living facility, Alzheimer’s care facility, continuing care retirement community, mental health facility, life science facility, medical office building, hospital or other property typically owned by healthcare real estate investment trusts and any ancillary businesses that are incidental to the foregoing.

“Healthcare Laws” has the meaning provided in Section 5.19(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the related regulations set forth at 45 CFR Parts 160 and 164.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on that portion of the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 10.04.

“Information” has the meaning provided in Section 10.07.

“Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swing Line Loans), the last Business Day of each March, June, September and December and the Maturity Date, and (b) as to any Eurodollar Loan (other than Swing Line Loans), the last Business Day of each Interest Period for such Loan and the Maturity Date, the date of repayment of principal of such Loan, and where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one week or one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, including, but not limited to, by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance (other than deposits with financial institutions available for withdrawal or demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade” means that the Parent Borrower has achieved at least two (2) Investment Grade Ratings, it being understood that if the Parent Borrower subsequently fails to maintain at least two Investment Grade Ratings, then, until such time as the Parent Borrower again achieves at least two (2) Investment Grade Ratings, the Parent Borrower shall cease to be Investment Grade.

“Investment Grade Rating” means a Debt Rating of BBB- or higher from S&P or Fitch or Baa3 or higher from Moody’s.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Document” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreements” means any Subsidiary Guarantor Joinder Agreement or Lender Joinder Agreement.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans in accordance with Section 2.03(c).

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Commitment Percentage thereof.

“L/C Committed Amount” has the meaning provided in Section 2.01(b).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

“L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit F, executed and delivered in accordance with the provisions of Section 2.01(e).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means each standby (non-commercial) letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning given such term in Section 2.09(d).

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan or Swing Line Loan, and the Base Rate Loans and Eurodollar Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Credit Parties, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Credit Document, or of the ability of (i) any Borrower, (ii) the REIT Guarantor or (iii) the other Credit Parties, taken as a whole, to perform their obligations under any Credit Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against (i) any Borrower, (ii) the REIT Guarantor or (iii) the other Credit Parties, taken as a whole, of any Credit Document to which it is a party.

“Material Contract” means, any agreement the breach, nonperformance or cancellation of which could reasonably be expected to have a Material Adverse Effect.

“Material Group” has the meaning specified in the definition of “Material Subsidiary.”

“Material Subsidiary” means each Subsidiary or any group of Subsidiaries (i) which, as of the most recent fiscal quarter of the REIT Guarantor for which financial statements have been delivered pursuant to Section 6.01, contributed greater than $10,000,000 of Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters then ended or (ii) which contributed greater than $30,000,000 of Consolidated Total Asset Value as of such date. A group of Subsidiaries (a “Material Group”) each of which is not otherwise a Material Subsidiary (defined in the foregoing sentence) shall constitute a Material Subsidiary if the group taken as a single entity satisfies the requirements of the foregoing sentence.

“Maturity Date” means the later to occur of (a) May 14, 2018 and (b) if maturity is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. §§ 1396 et seq. and related regulations.

“Medical Services” means medical and health care services provided to a Person, including, but not limited to, medical and health care services provided to a Person which are covered by a policy of insurance, and includes, without limitation, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Person for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 §§ et seq. and related regulations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Loan” means any loan owned or held by any of the Consolidated Parties, as mortgagee, secured by a mortgage or deed of trust on Real Property Assets.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any agreement (other than this Credit Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Credit Agreement; and provided further, however, that any provision under any Senior Note Indenture and/or any other document relating to the Senior Notes that may be included within this definition of “Negative Pledge” shall not constitute a “Negative Pledge” for purposes of this Credit Agreement.

“Net Revenue” means, with respect to any Real Property Asset for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, the sum of (a) (i) rental payments received in cash by the applicable Borrower or Consolidated Party, as the case may be (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the Tenant thereunder and proceeds from a sale or other disposition) pursuant to the facility leases applicable to such Real Property Asset and (ii) interest from loans made by such Borrower or Consolidated Party, as the case may be, minus (b) operating expenses of such Borrower or Consolidated Party, as the case may be, allocated to such Real Property Asset.

“Notes” means a collective reference to the Revolving Notes; and “Note” means any one of them.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract of any Credit Party to which a Lender or any Affiliate of a Lender is a party and (c) all obligations of any Credit Party under any treasury management agreement between any Credit Party and any Lender or Affiliate of a Lender; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OP Guarantor” means Aviv Healthcare Properties Operating Partnership I. L.P.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Borrower” has the meaning provided in the introductory paragraph hereto.

“Participant” has the meaning provided in Section 10.06(d).

“Participant Register” has the meaning provided in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Guarantor or any ERISA Affiliate or to which any Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Holders” means LG Aviv L.P. (and any other investment fund that is an Affiliate of Lindsay Goldberg LLC), Craig Bernfield (and any other member of management of the REIT Guarantor or entities controlled by Craig Bernfield or any other member of management and established for estate planning purposes) and Shifra Karkomi (and any of her lineal descendants or entities controlled by them and established for estate planning purposes).

“Permitted Liens” means, at any time, Liens in respect of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Guarantor or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 6.02.

“Public Lender” has the meaning provided in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Mortgage Loan” means any Mortgage Loan that is secured by a first mortgage or a first deed of trust on Real Property Assets so long as the mortgagor or grantor with respect to such Mortgage Loan is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Real Property Asset” means, a parcel of real or leasehold property, together with all improvements (if any) thereon (including all tangible personal property owned by the person owning such real or leasehold property) owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person; “Real Property Assets” means a collective reference to each Real Property Asset.

“Register” has the meaning provided in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

“REIT Guarantor” has the meaning provided in the introductory paragraph hereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Extension of Credit” means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, at least two Lenders having more than 50% of (a) the Aggregate Commitments or (b) if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Article VIII, Lenders holding in the aggregate more than 50% of the Total Outstandings (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans); provided, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer or general counsel of the REIT Guarantor or Parent Borrower, acting on behalf of itself or any Credit Party and when acting on behalf of a Credit Party, such Responsible Officer shall be deemed to be a Responsible Officer of such Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Loans” has the meaning provided in Section 2.01.

“Revolving Note” means the promissory notes in the form of Exhibit B, if any, given to each Lender to evidence the Revolving Loans and Swing Line Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swing Line Loans.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Consolidated Party of any property, whether owned by the Consolidated Party at the Closing Date or later acquired, which has been or is to be sold or transferred by the Consolidated Party to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness for borrowed money that is secured by a Lien.

“Secured Recourse Indebtedness” means any Secured Indebtedness, in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability) is to a Credit Party.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Notes” means, collectively, (i) those 7 3/4% senior unsecured notes due 2019 issued by the Senior Note Issuers pursuant to the Senior Notes Indenture (2011) and supplements thereto, (ii) those 6% senior unsecured notes due 2021 issued by the Senior Note Issuers pursuant to the Senior Notes Indenture (2013) and supplements thereto and (iii) any additional senior note issuance pursuant to a Senior Note Indenture.

“Senior Note Indentures” means collectively the Senior Notes Indenture (2011), Senior Notes Indenture (2013) and any other indenture in the form of an indenture for senior debt securities filed as an exhibit to the Senior Note Issuers’ Registration Statement on Form S-3 (File No. 333-192681) or similar indenture, in each case, as amended, modified, restated or supplemented from time to time.

“Senior Notes Indenture (2011)” means that certain Indenture, dated as of February 4, 2011, among the Senior Notes Issuers, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, and any other similar indenture, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes Indenture (2013)” means that certain Indenture, dated as of October 16, 2013, among the Senior Notes Issuers, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, and any other similar indenture, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes Issuers” means the Parent Borrower and the Subsidiary Borrower.

“Significant Acquisition” means any acquisition (in one or a series of related transactions) with an aggregate consideration in excess of $200,000,000.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning provided in Section 11.09.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of the REIT Guarantor other than (a) the Borrowers, (b) the Unrestricted Subsidiaries, (c) any Subsidiary which does not guarantee the obligations of the Senior Notes Issuers (or any other issuer of any Senior Notes) under any Senior Note Indenture or any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, (d) subject to the terms of Section 6.15, Aviv OP LP, (e) any Subsidiary which, as of the Closing Date, is prohibited by the terms of secured project financing documents from being a Guarantor hereunder, (f) any Subsidiary that is not required by the provisions of this Agreement (including Section 11.08) to be a Guarantor hereunder and (g) any Subsidiary that is released from being a Guarantor hereunder by the provisions of this Agreement (including Section 11.08).

“Subsidiary Guarantor Joinder Agreement” means a joinder agreement in the form of Exhibit E to be executed by each Subsidiary from time to time required to be a Subsidiary Guarantor by Section 6.14(b), other than such Subsidiaries that are initial Guarantors under the Guaranty.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means any Currency Agreement or Interest Rate Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.

“Swing Line Committed Amount” has the meaning provided in Section 2.01(c).

“Swing Line Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swing Line Loans” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” means any of the following: (1) United States dollars; (2) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (3) time deposit accounts, term deposit accounts, time deposits, bankers’ acceptances, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state or jurisdiction thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above; (5) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the REIT Guarantor) organized and in existence under the laws of the United States of America or any state or jurisdiction thereof with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P; (6) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and (7) any fund investing substantially all of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition.

“Tenant” means any Person who is a lessee (or if a Credit Party holds a leasehold interest, a sublessee) with respect to any lease held by a Credit Party as lessor (or sublessor, as applicable) or as an assignee of the lessor (or sublessor, as applicable) thereunder.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Obligations.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unconsolidated Affiliates” means an affiliate of the REIT Guarantor whose financial statements are not required to be consolidated with the financial statements of the REIT Guarantor in accordance with GAAP.

“Unencumbered Net Revenue” means, for any period, Net Revenue from all Unencumbered Properties.

“Unencumbered Property” means any Real Property Asset, that satisfies the following criteria:

(a) to the best of the Parent Borrower’s knowledge, does not have any title, survey, environmental, condemnation or condemnation proceedings, or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or finance such property;

(b) is not subject to a negative pledge or encumbered by a Lien other than Permitted Liens (excluding those described in clauses (f), (j), (m) and, to the extent securing Indebtedness, clause (i) in Section 7.01);

(c) 100% owned in fee simple absolute or with a leasehold interest or similar arrangement providing the right to occupy Real Property Asset pursuant to an Eligible Ground Lease, in either case, by the Parent Borrower or a direct or indirect Subsidiary of the Parent Borrower;

(d) shall be located in the United States;

(e) is occupied or available for occupancy (subject to final tenant improvements);

(f) is leased to a third party tenant and operated by a third party operator; and

(g) the Tenant at such facility is not delinquent sixty (60) days or more in rent payments.

“Unencumbered Property Certificate” means a certificate substantially in the form of Exhibit C-3 hereto delivered to the Administrative Agent pursuant to Section 6.02(b) or more frequently at the option of the Parent Borrower (a) setting forth a summary of the Consolidated Unencumbered Total Asset Value relating thereto and stating the Unencumbered Net Revenue attributable to each Unencumbered Property, in form, substance and detail reasonably satisfactory to the Administrative Agent, (b) certifying (based upon its own information and the information made available to the Parent Borrower by the applicable Tenants, which information the Parent Borrower believes in good faith to be true and correct in all material respects) that each Real Property Asset used in the calculation of the Consolidated Unencumbered Total Asset Value and Unencumbered Net Revenue meets each of the criteria for qualification as an Unencumbered Property and (c) providing such other information with respect to the Unencumbered Property as the Administrative Agent may reasonably require.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means the “Unrestricted Subsidiaries” as such term is defined from time to time in any Senior Note Indenture; provided, that to the extent any Senior Note Indenture is, for any reason, terminated, the term “Unrestricted Subsidiaries” shall, for the remainder of the term of this Agreement, have the meaning assigned to such term in any Senior Note Indenture immediately prior to the termination thereof.

“Unused Fee” has the meaning given such term in Section 2.09(a).

“Unused Fee Percentage” means, for any day, the percentage set forth below based upon the Usage Percentage as of the end of such day:

Usage Percentage	Unused Fee Percentage
<50%	0.35%
> 50%	0.25%

“Usage Percentage” means the percentage equal to (i) the Total Outstandings (excluding the amount of any then outstanding Swing Line Loans) divided by (ii) the Aggregate Commitments.

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02	Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(i) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03	Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year that ended December 31, 2013, except as otherwise specifically prescribed herein.

(b) The Parent Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

(c) The parties hereto acknowledge and agree that all calculations of the financial covenants in Section 6.11 shall be made on a pro forma basis with respect to any Disposition or acquisition occurring during the applicable period, retroactive to the beginning of such applicable period; provided that, for purposes of determining pro forma calculations, the date of acquisition of a development project shall be deemed to be the later of (i) the date of substantial completion of such project and (ii) the date upon which rent payments commence under the applicable lease.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.04	Rounding.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06	Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS AND EXTENSION OF CREDITS

2.01	Commitments.

Subject to the terms and conditions set forth herein:

(a) Revolving Loans. During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Parent Borrower on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the Total Outstandings shall not exceed SIX HUNDRED MILLION DOLLARS ($600,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof (including, without limitation, Section 2.01(e)), the “Aggregate Committed Amount”), (ii) with regard to each Lender individually, such Lender’s Commitment Percentage of Revolving Obligations shall not exceed its respective Committed Amount and (iii) the Total Outstandings shall not exceed the Aggregate Commitments. Revolving Loans may consist of Base Rate Loans, Eurodollar Loans, or a combination thereof, as provided herein, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Letters of Credit. During the Commitment Period, (i) subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.01(b) and Section 2.03 (A) to issue Letters of Credit for the account of a Borrower on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Letters of Credit issued hereunder in an amount equal to such Lender’s Commitment Percentage thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed ten percent (10%) of the Aggregate Committed Amount (the “L/C Committed Amount”), (B) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Committed Amount and (C) with regard to each Lender individually, such Lender’s Commitment Percentage of Revolving Obligations shall not exceed its respective Committed Amount. Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may obtain Letters of Credit to replace Letters of Credit that have expired (or will expire within sixty (60) days) or that have been drawn upon and reimbursed.

(c) Swing Line Loans. During the Commitment Period, subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.01(c) and Section 2.04, make revolving credit loans (the “Swing Line Loans”) to the Parent Borrower on any Business Day; provided, that (i) the aggregate principal amount of the Swing Line Loans shall not exceed ten percent (10%) of the Aggregate Committed Amount (the “Swing Line Committed Amount”), (ii) with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Committed Amount and (iii) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Swing Line Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender’s Commitment Percentage thereof. No Swing Line Loan shall remain outstanding for longer than five (5) Business Days. The Swing Line Lender shall endeavor to (but be under no obligation to) promptly notify the Parent Borrower if it has suspended the availability of Swing Line Loans.

(d) [Reserved.]

(e) Increases of the Aggregate Commitments; Addition of Incremental Term Loan Facilities. Subject to the terms and conditions set forth herein, the Parent Borrower may, at any time prior to the then applicable Maturity Date, upon written notice to the Administrative Agent, cause an increase in the Aggregate Commitments by increasing the Commitments of revolving loans (“Revolving Loan Increase”) or by adding one or more tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to TWO HUNDRED MILLION DOLLARS ($200,000,000) (to an aggregate amount not more than EIGHT HUNDRED MILLION DOLLARS ($800,000,000)), provided that such increase shall be conditioned and effective upon the satisfaction of the following conditions:

(i) the Borrowers shall obtain (whether through an arranger or otherwise) commitments for the amount of the increase from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by a Lender Joinder Agreement substantially in the form of Exhibit F attached hereto or other arrangement reasonably acceptable to the Administrative Agent (it being understood that in no case shall any Lender be required to increase its Commitment without its written consent);

(ii) unless otherwise agreed to by the Administrative Agent and the Parent Borrower, any such increase shall be in a minimum aggregate principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount, if less, or such other amount as the Parent Borrower and the Administrative Agent may agree);

(iii) if any Revolving Loans are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts;

(iv) the Borrowers shall pay to the Administrative Agent and each arranger all fees required under any fee letter due in connection with the syndication of the increase in the Committed Amount;

(v) the Borrowers shall have executed any new or amended and restated Notes (to the extent requested by the Lenders) to reflect the revised commitment amounts; and

(vi) the conditions to the making of a Loan set forth in Sections 4.02(b) and (c) shall be satisfied.

In connection with any such increase in the Commitments, Schedule 2.01 shall be revised to reflect the modified Commitments and Commitment percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith. The Parent Borrower shall not be permitted to cause more than four (4) increases in the Aggregate Commitments following the Closing Date.

(f) If any amendment to this Credit Agreement is reasonably requested to give effect to or to evidence any addition of Incremental Facilities pursuant to and in accordance with Section 2.01(e), then such amendment shall be effective if executed by the Credit Parties, each Lender providing such Incremental Facility Commitment and the Administrative Agent.

2.02	Borrowings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to Eurodollar Loans, three (3) Business Days prior to the requested date of any Borrowings, conversion or continuation, or (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation. Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Parent Borrower fails to specify a Type of Loan in a Loan Notice or if the Parent Borrower fails to give a timely notice requesting a conversion, then the applicable Loans shall be made as, or converted to, Base Rate Loans. If the Parent Borrower fails to give timely notice requesting a continuation of Eurodollar Loans, then the applicable Loans shall be continued with an Interest Period of one month, provided however, Parent Borrower shall still be required to deliver a written Loan Notice to the Administrative Agent in connection with each continuation. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender, as applicable, of the amount of its Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender, as applicable, shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Extension of Credit, Section 4.01), the Administrative Agent shall make all funds so received available to the party referenced in the applicable Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable party on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Parent Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the party identified in the applicable Loan Notice as provided above.

(c) Except as otherwise provided herein, without the consent of the Required Lenders, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Loan if the Required Lenders shall have prohibited the same in writing to the Administrative Agent and (ii) at the request of the Required Lenders, any outstanding Eurodollar Loan shall be converted immediately to a Base Rate Loan.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

2.03	Additional Provisions with respect to Letters of Credit.

(a) Obligation to Issue or Amend.

(i) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders (other than Defaulting Lenders) have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(B) such Letter of Credit is in an initial amount less than $50,000, is to be denominated in a currency other than Dollars or is not a standby (non-commercial) letter of credit;

(C) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(D) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion), with the Parent Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(E) the Commitments have been terminated pursuant to Article VIII.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

(A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall not amend any Letter of Credit if the Commitments have been terminated pursuant to Article VIII.

(b) Procedures for Issuance and Amendment.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor (on behalf of the Parent Borrower). Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) such other matters as the L/C Issuer may reasonably require and (H) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Person or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof. To the extent such notice is provided (A) prior to 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Parent Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the Honor Date and (B) following 12:00 noon on the Honor Date, the Parent Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing by not later than 11:00 a.m. on the Business Day immediately following the Honor Date. If the Parent Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Parent Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 4.02. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Parent Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligations of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, any other Credit Document or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers;

(vi) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;

(vii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a drafts; or

(viii) any payment by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. Upon the request of the Administrative Agent or the Required Lenders, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Parent Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Parent Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrower’s shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or the UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law and Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09.

(j) Fronting Fees. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-

ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04	Additional Provisions with respect to Swing Line Loans.

(a) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone; provided, however, that the Swing Line Lender shall not be under any obligation to make a Swing Line Loan if any Lender is at such time a Defaulting Lender, unless such Lender or Parent Borrower shall have made arrangements satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor. Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower by crediting the account of the Parent Borrower on the books of the Swing Line Lender in immediately available funds.

(b) Refinancing.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of Swing

Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(d) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers (by delivery of an invoice or other notice to the Parent Borrower) for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.

(e) Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earliest to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date.

2.06	Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m. by the Administrative Agent (A) at least three (3) Business Days prior to the date of prepayment of Eurodollar Loans, and (B) on the Business Day prior to the date of prepayment of Base Rate Loans, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, in the case of Eurodollar Loans, and a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire principal amount thereof, if less. Each such notice of voluntary repayment hereunder shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurodollar Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b) Mandatory Prepayments. If at any time (A) the Total Outstandings shall exceed the Aggregate Commitments, (B) the aggregate principal amount of L/C Obligations shall exceed the L/C Committed Amount or (C) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Committed Amount, immediate prepayment will be made on the Revolving Loans, Swing Line Loans and/or to provide Cash Collateral to the L/C Obligations in an amount equal to such excess; provided, however, that the Borrowers shall not be required to provide Cash Collateral with respect to the L/C Obligations pursuant to this Section 2.06(b) unless after the prepayment of the Loans as described above the Total Outstandings exceed the Aggregate Commitments.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrowers. Voluntary prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders, ratably in accordance with their respective interests therein.

(ii) Mandatory Prepayments. Mandatory prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that mandatory prepayments in respect of the Commitments under subsection (b) above shall be applied to the respective Revolving Obligations as specified therein.

2.07	Termination or Reduction of Commitments.

The Commitments hereunder may be permanently reduced in whole or in part without premium or penalty by notice from the Parent Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment, if any is required in connection therewith, shall be in a minimum principal amount of (x) in the case of partial prepayments, $10,000,000 and integral multiples of $1,000,000 in excess thereof or (y) in the case of a payment in full, the Obligations; and (ii) the Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of the Aggregate Commitments shall be applied to the respective Commitment of each applicable Lender according to its Commitment Percentage thereof. All commitment or other fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) If any amount payable by the Borrowers under any Credit Document is not paid when due (after taking into account any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, upon the written request of the Required Lenders, from and after receipt by the Borrowers of such written request and while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

(a) Unused Fee. From and after the Closing Date and during such times in which clause (a) of the definition of “Applicable Percentage” shall be applicable, the Borrowers agree to pay the Administrative Agent for the ratable benefit of the Lenders an unused fee (the “Unused Fee”) for each calendar quarter (or portion thereof) in an amount equal to the sum of the Daily Unused Fees incurred during such period. The Unused Fee shall accrue at all times during the Commitment Period when clause (a) of the definition of “Applicable Percentage” shall be applicable, including periods during which the conditions to Extensions of Credit in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date and on the Maturity Date, as applicable (and, if applicable, thereafter on demand); provided, that (i) no Unused Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Unused Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Commitments. The Administrative Agent shall distribute the Unused Fee to the Lenders pro rata in accordance with the respective Commitments of the Lenders.

(b) Facility Fee. During such times in which clause (b) of the definition of “Applicable Percentage” shall be applicable, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders, a facility fee at a per annum rate equal to the Applicable Percentage times the actual daily amount of the Aggregate Committed Amount (as such amount may be reduced pursuant to Section 2.07 above), regardless of usage, or, if the Aggregate Commitments have terminated, on the outstanding amount of all Revolving Loans, Swing Line Loans and L/C Obligations, (the “Facility Fee” and collectively, for all the Lenders, the “Facility Fees”). To the extent applicable, the Facility Fee shall accrue at all times during the Commitment Period when clause (b) of the definition of “Applicable Percentage” shall be applicable (and thereafter so long as Revolving Obligations shall remain outstanding), including periods during which the conditions to Extensions of Credit in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first calendar quarter during which clause (b) of the definition of “Applicable Percentage” shall be applicable, and on the Maturity Date, as applicable (and, if applicable, thereafter on demand); provided, that, pursuant to Section 2.17(a)(iii), (i) no Facility Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Facility Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Administrative Agent shall distribute the Facility Fee to the Lenders pro rata in accordance with the respective Commitments of the Lenders.

(c) Upfront and Other Fees. The Borrowers agree to pay to the Administrative Agent for the benefit of the Lenders the upfront and other fees provided in the Fee Letter.

(d) Letter of Credit Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Percentage times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the written request of the Required Lenders, from and after the receipt by the Borrowers of such written request and while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(e) Administrative Agent’s Fees. The Borrowers agree to pay the Administrative Agent such fees as provided in the Fee Letter or as may be otherwise agreed by the Administrative Agent and the Borrowers from time to time.

(f) Other Fees.

(i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Percentage.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Credit Parties or for any other reason, any Credit Party or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Credit Parties as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Credit Parties shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03, or 2.08 or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted) hereunder for a period of one year after the repayment in full of all Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted) and the termination of the Commitment.

2.11	Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrowers fail to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof or for any other reason, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12	Sharing of Payments.

If any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans and excluding any amounts received by the L/C Issuer and/or Swing Line Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payments made to a Lender in error by the

Administrative Agent (which such payments shall be returned by the Lender to the Administrative Agent immediately upon such Lender’s obtaining knowledge that such payment was made in error)) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Parent Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Credit Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Revolving Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Revolving Obligations purchased.

2.13	Evidence of Debt.

(a) The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extension of Credits made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrowers shall execute and deliver to the Administrative Agent a Note for each Lender requesting a Note, which Note shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14	Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.14 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations hereunder except as expressly provided herein, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement except as expressly provided herein. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 2.14 are made for the benefit of the Administrative Agent, L/C Issuer, Swing Line Lender, the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

2.15	Appointment of Parent Borrower as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent Borrower to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and Letters of Credit as described in Article II and Article III hereof). Each of the Credit Parties acknowledges and agrees that (a) the Parent Borrower may execute such documents on behalf of all the Credit Parties as the Parent Borrower deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Parent Borrower on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Parent Borrower shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Parent Borrower on behalf of the Credit Parties (or any of them). The Borrowers must act through the Parent Borrower for all purposes under this Credit Agreement and the other Credit Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Parent Borrower.

2.16	Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.01(b), 2.01(c), 2.03, 2.04, 2.06, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any fees pursuant to Sections 2.09(a) and (b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding

Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18	Extension of Maturity Date.

(a) Request for Extension. The Parent Borrower may, by notice (the “Extension Notice”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 120 days and not later than 30 days prior to the Maturity Date, make a one-time request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date currently in effect, such extension to be irrevocably granted on the date that each of the conditions set forth in this Section 2.18 have been satisfied (the “Extension Effective Date”). Upon the satisfaction of each of the conditions set forth in this Section 2.18, the Extension Effective Date shall occur and the extension of the Maturity Date for an additional year from the Maturity Date currently in effect shall be effective.

(b) Conditions to Effectiveness of Extension. Subject to the provisions of the foregoing clause (a), the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default has occurred and is continuing on the Extension Effective Date;

(ii) the representations and warranties contained in Article V and the other Credit Documents shall (A) with respect to representations and warranties that contain a materiality qualification, be true and correct and (B) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the Extension Effective Date as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01; and

(iii) the Borrowers shall pay to the Lenders on the Extension Effective Date a fee (to be shared among the Lenders based upon their pro rata share of the Aggregate Commitments) equal to the product of (i) 0.20% multiplied by (ii) the then Aggregate Commitments.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Parent Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Credit Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.

(i) The Credit Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except for any interest, penalties, or expenses caused by the gross negligence or willful misconduct of the Administrative Agent or a Lender, as the case may be). A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Credit Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Each Lender shall deliver to the Parent Borrower and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Parent Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if such Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Parent Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to backup withholding or information reporting requirements;

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form);

(C) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under and Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Agent and the Parent Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Agent or the Parent Borrower sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine whether payments to such Lender are subject to withholding tax under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly (A) notify the Parent Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be disadvantageous to it, in the judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that a Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(f) Treatment of Tax Refunds and Credits. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which the Credit Parties have paid additional amounts pursuant to this Section, it shall pay to the applicable Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Credit Parties, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Credit Parties or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the

Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a) If any Lender determines that as a result of a Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) any Indemnified Taxes or Other Taxes (as to which Section 3.01 shall govern) (ii) the imposition of or change in the rate of any Excluded Tax, (iii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iv) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. The Borrowers shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lenders and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances.

(c) The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

(d) Each Lender agrees to make reasonable efforts to designate a different Lending Office if such designation will avoid or reduce the amounts payable under this Section 3.04 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender

3.05	Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss, cost or expense (other than loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.06	Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error (i) unless such amount or amounts result from or is with respect to any period prior to the date that is 120 days prior to the date on which the Administrative Agent or the applicable Lender makes a claim hereunder if the Administrative Agent or the applicable Lender prior to such date knew or could reasonably have been expected to know of the circumstances giving rise to the claim hereunder or the fact that such circumstances would result in the claim hereunder and (ii) provided that no compensation shall be claimed under this Article III unless the Administrative Agent or the applicable Lender is making similar claims to other similarly situated borrowers. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01, 3.02 or 3.04, the Borrowers may replace such Lender in accordance with Section 10.13.

(c) Each Lender shall promptly notify the Parent Borrower and the Administrative Agent of any event of which it has knowledge which will result in an obligation of the Borrowers to pay any amounts pursuant to Article III, and will use reasonable commercial efforts available to it (and not, in such Lender’s reasonable judgment, otherwise disadvantageous to such Lender) to mitigate or avoid any such obligations by the Borrowers.

3.07	Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO EXTENSION OF CREDITS

4.01	Conditions to Closing Date and Initial Credit Extension.

The obligation of the Lenders to make the initial Extension of Credit hereunder is subject to the satisfaction in all material respects on or prior to the Closing Date of such of the following conditions as shall not have been expressly waived in writing by the Administrative Agent and Lenders:

(a) Certain Credit Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Credit Agreement each properly executed by a Responsible Officer of the signing Credit Party;

(ii) [reserved];

(iii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iv) copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other applicable Credit Documents to which such Credit Party is a party; and

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Administrative Agent Fees and Expenses. Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the fees set forth in the Fee Letter, and reasonable and documented Attorney Costs, consultants’ fees, travel expenses.

(c) Lender Fees. Payment by the Credit Parties to the Administrative Agent (on behalf of itself and the other Lenders) of all upfront/commitment fees as agreed upon among the Credit Parties, the Arrangers and the respective Lenders.

(d) [Reserved.]

(e) [Reserved.]

(f) Opinions of Counsel. The Administrative Agent shall have received legal opinions with respect to the Credit Documents (in each case dated as of the Closing Date, addressed to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent) from:

(i) Sidley Austin LLP, New York, Illinois and Delaware (corporate and partnership law only) counsel for the Credit Parties;

(ii) Venable LLP, special Maryland counsel for the REIT Guarantor; and

(iii) special local counsel for the Credit Parties for the states of New Mexico and Texas.

(g) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the REIT Guarantor as of the Closing Date, substantially in the form of Exhibit C-2, stating that (i) each Credit Party is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Credit Agreement or otherwise), (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality (A) that purports to affect (1) the REIT Guarantor or the Parent Borrower in a materially adverse manner, (2) the Borrowers, taken as a whole, in a materially adverse manner (3) the Consolidated Parties, taken as a whole, in a materially adverse manner, (4) the Transactions or (B) that could reasonably be expected to have a Material Adverse Effect on (1) the REIT Guarantor or the Parent Borrower, (2) the Borrowers taken as a whole, (3) the transactions contemplated hereby or (4) the ability of the Credit Parties to perform their obligations under the Credit Documents or, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) as of the Closing Date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects.

(h) Financial Statements. Receipt by the Administrative Agent and the Lenders of (i) the Audited Financial Statements, (ii) pro forma projections of financial statements (balance sheet, income and cash flows) for each of the following four (4) fiscal quarters of the Consolidated Parties and each of the following three (3) fiscal years of the Consolidated Parties, and (iii) such other information relating to the Consolidated Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(i) Consents/Approvals. The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the Transactions without the occurrence of any default under, conflict with or violation of (i) any applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to have a Material Adverse Effect.

(j) Material Adverse Change. No material adverse change shall have occurred since December 31, 2013 in the business, assets, operations, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, or in the facts and information regarding such Credit Parties as of the Closing Date.

(k) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely affect the Transactions.

(l) [Reserved.]

(m) [Reserved.]

(n) Repayment of Existing Financing. Receipt by the Administrative Agent of evidence satisfactory that the Existing Financing has been simultaneously repaid in full and terminated.

(o) [Reserved.]

(p) [Reserved.]

(q) [Reserved.]

(r) Opening Unencumbered Property Certificate. Receipt by the Administrative Agent of an Unencumbered Property Certificate as of the Closing Date substantially in the form of Exhibit C-3 duly completed and executed by a Responsible Officer of the Parent Borrower or the REIT Guarantor.

(s) Opening Compliance Certificate. Receipt by the Administrative Agent of a Compliance Certificate as of the Closing Date signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor and including pro forma calculations of all financial covenants contained herein for the fiscal quarter ending March 31, 2014 based on the amounts set forth in the most recent financial statements delivered to the Administrative Agent pursuant to this Agreement and any Extension of Credit made or requested hereunder as of such date.

(t) Other. Receipt by the Lenders or the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender or the Administrative Agent, including, but not limited to, additional legal opinions, contribution agreements, corporate resolutions, indemnifications and information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, debt agreements, property ownership and contingent liabilities of the Credit Parties.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02	Conditions to all Extensions of Credit.

The obligation of any Lender to make any Extension of Credit hereunder is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Extension of Credit:

(a) The Administrative Agent shall receive the applicable Request for Extension of Credit and, with respect to the initial Extension of Credit, the conditions set forth in Section 4.01 shall have been met as of the Closing Date;

(b) No Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default shall exist immediately thereafter;

(c) The representations and warranties of the Credit Parties contained in Article V of this Agreement and the other Credit Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, except that for purposes of this Section 4.02(c), the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01; and

(d) Immediately following the making of such Extension of Credit (i) the sum of the outstanding principal balance of the Revolving Obligations shall not exceed the Aggregate Committed Amount for such date and (ii) the sum of the outstanding principal balance of the Total Outstandings shall not exceed the Aggregate Commitments.

The making of such Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the facts specified in clauses (b), (c), and (d) of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent and warrant, each on their own behalf to the Administrative Agent and the Lenders, that, on the Closing Date and when remade pursuant to the terms of this Agreement:

5.01	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Consolidated Parties dated March 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) During the period from December 31, 2013 to and including the Closing Date except as disclosed on Schedule 5.01(c), there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Administrative Agent on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(e) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.02	Existence, Qualification and Power.

Each of the Credit Parties (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03	Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or any of its Subsidiaries except to the extent that violation thereof could not reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.04	Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law.

5.05	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Credit Party after due and diligent investigation or threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.06	Compliance with ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter, as applicable, from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) To the knowledge of a Responsible Officer of a Credit Party, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.07	Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) To the knowledge of the Responsible Officers of the Credit Parties, each of the facilities and real properties owned, leased or operated by any Credit Party or Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws in all material respects and there is no violation, in any material respect, of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that are likely to give rise to any liability of any of the Consolidated Parties under any applicable Environmental Laws.

(b) To the knowledge of the Responsible Officers of the Credit Parties, none of the Facilities contains, or has previously contained, any Hazardous Substances at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability of any Borrower under, applicable Environmental Laws.

(c) To the knowledge of the Responsible Officers of the Credit Parties, no Credit Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the knowledge of the Responsible Officers of the Credit Parties, no Credit Party nor any Subsidiary has generated, treated, stored or disposed of Hazardous Substances at, on or under any of the Facilities in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law. To the knowledge of the Responsible Officers of the

Credit Parties, Hazardous Substances have not been transported or disposed of from the Facilities, in each case by or on behalf of any Credit Party or any Subsidiary, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e) To the knowledge of the Responsible Officers of the Credit Parties, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Credit Party or Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary, the Facilities or the Businesses.

5.08	Margin Regulations; Investment Company Act.

(a) No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock.

(b) None of the Credit Parties (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) is subject to regulation under any other Law which limits its ability to incur the Obligations.

5.09	Compliance with Laws.

The Consolidated Parties are in compliance in all material respects with the requirements of all Laws (excluding Environmental Laws, which are the subject of Section 5.07) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10	Ownership of Property; Liens.

The Consolidated Parties have good record and insurable title in fee simple to, or valid leasehold interests in, all Real Property Assets, except for Permitted Liens and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.10 is a list of all Unencumbered Properties used in the calculation of the Consolidated Unencumbered Total Asset Value, as such schedule may be updated from time to time pursuant to Section 6.02.

5.11	Corporate Structure; Capital Stock, Etc.

Set forth on Schedule 5.11 is a complete and accurate list of each Credit Party and each Subsidiary of any Credit Party, together with (a) jurisdiction of organization, (b) number of shares of each class of Capital Stock outstanding, (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Credit Party or any Subsidiary and

(d) U.S. taxpayer identification number. Subject to Section 7.04, the Credit Parties have no equity Investments in any other Person other than those specifically disclosed on Schedule 5.11, as such schedule may be updated from time to time pursuant to Section 6.02. The outstanding Capital Stock owned by any Credit Party are validly issued, fully paid and non-assessable and free of any Liens, warrants, options and rights of others of any kind whatsoever.

5.12	[Reserved.].

5.13	REIT Status.

The REIT Guarantor is taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Internal Revenue Code and each of the other Credit Parties are Qualified REIT Subsidiaries (as defined in the Internal Revenue Code).

5.14	[Reserved.].

5.15	Solvency.

Immediately before and immediately after giving effect to this Agreement, the Consolidated Parties are Solvent on a consolidated basis.

5.16	Taxes.

The Consolidated Parties have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets prior to delinquency, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Responsible Officers of the Credit Parties, there is no proposed tax assessment against any Consolidated Party that would, if made, have a Material Adverse Effect.

5.17	Insurance.

To the knowledge of the Responsible Officers of the Credit Parties, the Credit Parties and their Subsidiaries maintain or require the tenants or managers of their owned properties to maintain insurance with respect to their owned properties with insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried under similar circumstances by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties or the applicable Subsidiary operates.

5.18	No Default.

Neither Borrower nor any of their Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.19	Intellectual Property; Licenses, Etc.

The Consolidated Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Responsible Officer of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers or any Subsidiary infringes upon any rights held by any other Person except where such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Responsible Officer of the Credit Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20	Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of the Credit Parties, no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Consolidated Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that such projected financial information will be realized and that actual results may differ from such projected financial information and that such differences may be material).

5.21	Governmental Authorization; Other Consents.

No consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document.

5.22	Anti-Terrorism Laws.

No Consolidated Party is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. No Consolidated Party is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Set forth on Schedule 5.22 is the exact legal name of each Consolidated Party, the state of incorporation or organization, the chief executive office, the principal place of business, the jurisdictions in which the Consolidated Parties are qualified to do business, the federal tax identification number and organization identification number of each of the Consolidated Parties as of the Closing Date.

5.23	[Reserved.].

5.24	OFAC.

No Consolidated Party or any Affiliate thereof (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree, each on their own behalf, that until the Obligations, together with interest, fees and other obligations hereunder (other than indemnification obligations and other contingent obligations for which no claim has been asserted), have been paid in full and the Commitments hereunder shall have terminated:

6.01	Financial Statements.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of Section 6.02 hereof), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) beginning with the fiscal year ending December 31, 2014, as soon as available, but in any event within ninety (90) days (or within five (5) days of such other time period required by the SEC) after the end of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year (setting forth in each case in comparative form the figures for the previous fiscal year), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) beginning with the fiscal quarter ending June 30, 2014, as soon as available, but in any event within forty-five (45) days (or within five (5) days of such other time period required by the SEC) after the end of each of the first three (3) fiscal quarters of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the REIT Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the REIT Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that the Administrative Agent hereby agrees that a Form 10-Q of the REIT Guarantor in form similar to that delivered to the SEC shall satisfy the requirements of this Section 6.01(b); and

(c) beginning with the fiscal quarter ending June 30, 2014, as soon as available, but in any event within forty-five (45) days (or within five (5) days of such other time period required by the SEC) after the end of each of the first three (3) fiscal quarters of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of earnings and cash flows for such fiscal quarter and for the portion of the REIT Guarantor’s fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the REIT Guarantor as fairly presenting the financial condition, results of operations and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02	Certificates; Other Information.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of this Section 6.02), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) an Unencumbered Property Certificate calculated as of the end of the immediately prior fiscal quarter, duly completed and executed by a Responsible Officer of the Parent Borrower or the REIT Guarantor; provided, however, the Parent Borrower may, at its option, provide an updated Unencumbered Property Certificate more frequently than quarterly;

(c) [reserved];

(d) (i) within forty-five (45) days after the end of each fiscal year of the REIT Guarantor, beginning with the fiscal year ending December 31, 2014; and (ii) with respect to the fiscal year of the REIT Guarantor ending December 31, 2014, on or prior to the Closing Date, an annual operating forecast of the REIT Guarantor containing, among other things, pro forma financial statements for the then current fiscal year and updated versions of the pro forma financial projections delivered in connection with Section 4.01(h) hereof;

(e) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of the REIT Guarantor (or the audit committee of the board of directors of the REIT Guarantor) in respect of the REIT Guarantor (and, to the extent any such reports, letters or recommendations are prepared separately for any one or more of the Borrowers, such Borrower(s)) by independent accountants in connection with the accounts or books of the REIT Guarantor (or such Borrower(s)) or any audit of the REIT Guarantor (or such Borrower(s));

(f) promptly after the same are available, (i) to the extent required to be filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or provided to a holder of any Indebtedness owed by the REIT Guarantor in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT Guarantor, and copies of all annual, regular, periodic and special reports and registration statements of the REIT Guarantor and (ii) upon the written request of the Administrative Agent, all reports and other written information (other than non-material information) to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning violations or proceedings involving environmental, health or safety matters;

(g) promptly upon receipt thereof, a copy of any other final report or “management letter” submitted by independent accountants to the REIT Guarantor or any Credit Party in connection with any annual, interim or special audit of the books of the REIT Guarantor (or any such Credit Party(ies));

(h) promptly upon any Responsible Officer of any Credit Party becoming aware thereof, notice of (i) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect and (ii) any other Default or Event of Default;

(i) promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; and

(j) promptly upon any public announcement by Moody’s, S&P, or Fitch of any change or possible adverse change in a Debt Rating.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), (e) or (f)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Credit Parties post such documents, or provides a link thereto on the REIT Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Credit Parties’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrowers shall notify the Administrative Agent and each Lender (either by telecopier or electronic mail or through the Administrative Agent) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Administrative Agent and Lenders acknowledge and agree that any documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), (e) or (f) shall be deemed delivered to Administrative Agent and Lenders is and when filed with the SEC unless Administrative Agent specifically requests a copy of any such documents.

The Credit Parties hereby acknowledge that (x) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Credit Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Each of the Credit Parties hereby agrees that (ww) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (xx) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (yy) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (zz) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Borrower Materials “PUBLIC”, and if any Borrower Materials are not stamped “PUBLIC”, such Borrower Materials shall be deemed to be private.

6.03	Preservation of Existence and Franchises.

Each Credit Party shall, and shall cause its Subsidiaries to, do all things necessary to (a) preserve and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.04	Books and Records.

Each Consolidated Party shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Consolidated Party.

6.05	Compliance with Law.

Each Credit Party shall, and shall cause its Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.06	Payment of Obligations.

Each Credit Party shall, and shall cause its Subsidiaries to, pay and discharge (or cause to be paid or discharged) (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including, without limitation, each Real Property Asset owned by any Borrower), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Consolidated Party and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, subject to rights of contest as set forth in Section 7.01 except where such failure could not reasonably be expected to have a Material Adverse Effect.

6.07	Insurance.

Each Credit Party shall, and shall cause its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurance companies not Affiliates of any Consolidated Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08	Maintenance of Property.

Each Credit Party shall, and shall cause its Subsidiaries to, (a) maintain, preserve and protect or make contractual or other provisions to cause to maintain, preserve or protect, all of its Real Property Assets and all other material property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty excepted, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make, or make contractual or other provisions to cause to be made, all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.09	Visits and Inspections.

Subject to the applicable facility leases, each Credit Party shall, and shall cause its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to: (a) visit and inspect any of its Real Property Assets at reasonable times and upon reasonable notice (or at any time without notice if an Event of Default exists) to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, the applicable Consolidated Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of such Credit Party (or such Subsidiary of such Credit Party) with its accountants. Notwithstanding the foregoing, (A) no more than one inspection to the office of any Credit Party (or such Subsidiary of such Credit Party), the accountants or, if applicable, any other location where the books and records of the Credit Parties (or such Subsidiary of such Credit Parties) are located shall be made in any fiscal year, provided that if an Event of Default exists, there shall be no limit on the number of such inspections, (B) while an Event of Default does not exist, no more than one inspection per Real Property Asset per fiscal year shall be conducted by the Administrative Agent, any Lender or their representatives or contractors (but after any such Event of Default, there shall be no such limitation on the number of inspections during any fiscal year) and (C) during any such inspections or discussions with accountants, an officer or representative of Parent Borrower will be permitted to accompany the Administrative Agent, any Lender or any such representative or contractor thereof during the inspection or discussions.

6.10	Use of Proceeds.

The Borrowers shall use the proceeds of any Extension of Credit for general corporate purposes not in contravention of any Law or of any Credit Document, including, but not limited to the acquisition of Healthcare Facilities or companies owning Healthcare Facilities, funding working capital, dividends and capital expenditures (it being understood and agreed that no Borrower shall use such proceeds, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose).

6.11	Financial Covenants.

(a) Consolidated Leverage Ratio. The Credit Parties shall cause the Consolidated Leverage Ratio, as of the end of each fiscal quarter, to be less than or equal to sixty percent (60%); provided however, notwithstanding the foregoing, following any Significant Acquisition by the Parent Borrower or any Subsidiary of the Parent Borrower, and following the delivery of an Acquisition Leverage Ratio Notice, the Credit Parties shall have the ability to increase the applicable Consolidated Leverage Ratio to be less than or equal to sixty-five (65.0%) with respect to the fiscal quarter during which such Significant Acquisition occurs and the next two (2) fiscal quarters.

(b) Consolidated Fixed Charge Coverage Ratio. The Credit Parties shall cause the Consolidated Fixed Charge Coverage Ratio, as of the end of each fiscal quarter, to be equal to or greater than 1.50 to 1.00.

(c) Consolidated Tangible Net Worth. The Credit Parties shall cause the Consolidated Tangible Net Worth as of the end of each fiscal quarter to be equal to or greater than the sum of (i) an amount equal to $539,185,728 plus (ii) an amount equal to 75% of the net cash proceeds received by the Consolidated Parties from Equity Transactions during the period commencing on April 1, 2014 and ending as of the last day of the fiscal quarter for which such calculation is being performed.

(d) Distribution Limitation. The Credit Parties shall cause the aggregate cash distributions to the REIT Guarantor’s shareholders made by the REIT Guarantor during the Applicable Distribution Period to be equal to or less than ninety-five percent (95%) of the aggregate cumulative Adjusted Funds From Operations (or, if the Adjusted Funds From Operations is a negative amount, such amount) accrued during such Applicable Distribution Period (or such greater amount as is required for the REIT Guarantor to maintain REIT status) (it being understood that, notwithstanding anything to the contrary contained in this Section 6.11(d), the REIT Guarantor may (i) distribute to the REIT Guarantor’s shareholders any and all cash proceeds received by the REIT Guarantor in connection with any issuance or sale of shares of its Capital Stock and (ii) make unlimited distributions to the REIT Guarantor’s shareholders payable solely in the form of common stock of the REIT Guarantor).

(e) Consolidated Secured Leverage Ratio. The Credit Parties shall cause the Consolidated Secured Leverage Ratio, as of the end of any fiscal quarter, to be less than or equal to thirty percent (30%).

(f) Secured Recourse Indebtedness. At all times other than while the Parent Borrower has an Investment Grade status, the aggregate outstanding amount of Secured Recourse Indebtedness shall be equal to or less than ten percent (10%) of Consolidated Total Asset Value.

(g) Consolidated Unencumbered Leverage Ratio. The Credit Parties shall cause the Consolidated Unencumbered Leverage Ratio, as of the end of any fiscal quarter, to be equal to or less than sixty percent (60%); provided however, notwithstanding the foregoing, following any Significant Acquisition by the Parent Borrower or any Subsidiary of the Parent Borrower, and following the delivery of an Acquisition Leverage Ratio Notice, the Credit Parties shall have the ability to increase the applicable Unencumbered Leverage Ratio to be less than or equal to sixty-five (65.0%) with respect to the fiscal quarter during which such Significant Acquisition occurs and the next two (2) fiscal quarters.

(h) Consolidated Unsecured Interest Coverage Ratio. The Credit Parties shall cause the Consolidated Unsecured Interest Coverage Ratio, as of the end of any fiscal quarter, to be equal to or greater than 2.00 to 1.00. For purposes of calculating the Consolidated Unsecured Interest Coverage Ratio, Consolidated Unsecured Interest Expense shall be equal to the greater of (i) the actual Consolidated Interest Expense on unsecured Indebtedness, and (ii) interest expense that would be payable on unsecured Indebtedness assuming an interest rate of 6.25%.

6.12	Environmental Matters.

The Borrowers will, and will cause each of their respective Subsidiaries to, comply in all material respects with all Environmental Laws in respect of its Real Property Assets, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.13	REIT Status.

The REIT Guarantor (a) will, and will cause each of its Subsidiaries to, operate its business at all times so as to satisfy all requirements necessary to qualify and maintain the REIT Guarantor’s qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, and (b) will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a real estate investment trust as required by the Internal Revenue Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file (taking into account any valid extensions) with the IRS all returns and reports required thereby.

6.14	Additional Guarantors; Withdrawal or Addition of Unencumbered Properties; Release of Guarantors.

(a) The Parent Borrower may add and withdraw Real Property Assets from the pool of Unencumbered Properties without the consent of the Administrative Agent; provided, that (i) in the case of the addition of a Real Property Asset owned or leased by a Consolidated Party that is not a Credit Party, the owner of the Real Property Asset shall have complied with the requirements of clause (b) of this Section 6.14 and (ii) in the case of withdrawal of a Real Property Asset, the Parent Borrower shall have given notice thereof to the Administrative Agent. In the case of withdrawal of a subject Property from the pool of Unencumbered Properties entitling the owner of the subject Real Property Asset to a release from the Guaranty hereunder, such Credit Party shall be automatically released from the Guaranty upon notice from the Parent Borrower, and upon the written request of the Parent Borrower, the Administrative Agent shall acknowledge in writing delivered to the Parent Borrower withdrawal of the subject Real Property Asset and release of Guaranty of the owner in respect thereof (excepting a situation where an Event of Default shall then exist and be continuing, or where withdrawal of the subject Real Property Asset would result in an Event of Default, which in either such case, the owner of the subject Real Property Asset shall not be released from its Guaranty hereunder until such time as the foregoing conditions no longer exist). Notwithstanding anything to the contrary in this

Agreement, if the removal of any Unencumbered Properties would have the effect of curing all existing Events of Default, the Parent Borrower shall be permitted to withdraw such Real Property Assets, and any Event of Default with respect thereto shall be deemed cured as of the date of such withdrawal.

(b) Upon the acquisition, incorporation or other creation of any direct or indirect Subsidiary of the REIT Guarantor after the date hereof which owns a Real Property Asset which the Borrower intends to include as an Unencumbered Property in the calculation of Unencumbered Net Revenue and/or provides a guaranty of the Senior Notes or other unsecured Funded Debt and to the extent such Subsidiaries have not been designated as Unrestricted Subsidiaries, the REIT Guarantor shall (i) cause such Subsidiary to become a Subsidiary Guarantor hereunder through the execution and delivery to the Administrative Agent of a Subsidiary Guarantor Joinder Agreement on or before the earlier of (A) the date on which an Unencumbered Property owned by such Subsidiary is included in any calculation (pro forma or otherwise) of the Consolidated Unencumbered Total Asset Value and (B) the deadline for the delivery of the next Compliance Certificate pursuant to Section 6.02(a)), and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Notwithstanding the requirements set forth in clauses (a) or (b) of this Section 6.14, to the extent that (i) the Parent Borrower has achieved Investment Grade status and (ii) the Parent Borrower provides a written request to the Administrative Agent that the Guarantors be released from their respective Guaranties pursuant to the Credit Documents in conjunction with the simultaneous or substantially simultaneous issuance, modification and/or release by such Subsidiary Guarantors of any pari passu senior unsecured notes or any other unsecured indebtedness (including, without limitation, the Senior Notes) that do not require, or no longer require, a guaranty from the Subsidiary Guarantors of such notes, then, following the Administrative Agent’s receipt of such notice (and so long as no Default or Event of Default shall have occurred and be continuing on the date of the Administrative Agent’s receipt of such notice), the Subsidiary Guarantors shall be automatically released from their respective Guaranties pursuant to the Credit Documents (the “Release”).

Notwithstanding the foregoing, (A) the Obligations shall remain a senior unsecured obligation, pari passu with all other senior unsecured Funded Debt of the Parent Borrower and (B) to the extent that following any such Release, any Real Property Asset owned by an otherwise released or to be released Guarantor that is obligated in respect of outstanding recourse debt for Funded Debt shall not be deemed an Unencumbered Property for purposes of this Agreement.

6.15	Business of Aviv OP LP

Aviv OP LP shall not engage in any business activity or have any assets or liabilities other than (a) its ownership of 0.1% of the limited partnership interests in OP Guarantor, (b) its guarantee of the Senior Notes issued pursuant to the Senior Notes Indenture (2011) and any Indebtedness permitted hereunder incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, such Senior Notes and solely to the extent that such refinancing Indebtedness is in the form of bank financing, and (c) liabilities incidental to the foregoing, unless Aviv OP LP executes and delivers a Subsidiary Guarantor Joinder Agreement and such Subsidiary Guarantor Joinder Agreement remains effective until its release or discharge in accordance with the terms of this Credit Agreement, at which time this Section 6.15 shall become null and void. If Aviv OP LP merges into the Parent Borrower or a Guarantor and Aviv OP LP is not the surviving Person in such merger, the provisions of this Section 6.15 shall cease to be of any further effect.

6.16	Further Assurances.

Each Credit Party shall, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent the rights granted or now or hereafter intended to be granted to the Administrative Agent under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party is or is to be a party.

6.17	Compliance With Material Contracts.

Each Borrower shall, and shall cause each of its Subsidiaries to, perform and observe, in all material respects, all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, use its commercially reasonable efforts to enforce, in all material respects, each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such facility lease such demands and requests for material information and reports or for material action as any Borrower is entitled to make under such Material Contract.

ARTICLE VII

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree, each on their own behalf, that until the Obligations, together with interest, fees and other obligations hereunder (other than indemnification obligations and other contingent obligations for which no claim has been asserted), have been paid in full and the Commitments hereunder shall have terminated:

7.01	Liens.

No Credit Party shall, nor shall they permit any Subsidiary to, at any time, create, incur, assume or suffer to exist any Lien upon any of its assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Credit Document;

(b) Liens (other than Liens imposed under ERISA) for taxes, association fees or dues, assessments or governmental charges or levies (including pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation) not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that such Liens secure only amounts not delinquent for more than thirty (30) days or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness not otherwise permitted pursuant to Section 7.02), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) zoning restrictions, easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions, sets of facts that an accurate and up to date survey would show and other similar laws and encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(g) the interests of lessees and lessors under leases or subleases entered into in the ordinary course, and the rights of managers or operators thereof, not interfering in any material respect with the business of any Credit Party or any Subsidiary;

(h) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(i) Liens in existence as of the Closing Date as set forth on Schedule 7.01 and any renewals or extensions thereof;

(j) other Liens incurred in connection with Indebtedness permitted by Section 7.02 (other than Indebtedness referred to in clause (c), subclause (i) of clause (f), clause (h) or clause (i) thereof) as long as, after giving effect thereto, the Credit Parties are in compliance with the financial covenants in Section 6.11, on a pro forma basis as if such Lien had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 (or if such Lien exists as of the Closing Date, as of March 31, 2014); provided, that the Credit Parties may not grant a mortgage, deed of trust, lien, pledge, encumbrance or other security interest, in each case, to secure Funded Debt with respect to (x) any Unencumbered Property, (y) the Capital Stock in any Subsidiary owning any Unencumbered Property or (z) the Capital Stock in any Credit Party, except in favor of the Lenders;

(k) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(l) Liens on property where such Consolidated Party is insured against such Liens by title insurance;

(m) Liens on property acquired by a Consolidated Party after the date hereof and that are in place at the time such properties are so acquired and not created in contemplation of such acquisition;

(n) Liens solely on any cash earnest money deposits made by a Consolidated Party in connection with any letter of intent or purchase agreement;

(o) assignments to a reverse Section 1031 exchange trust;

(p) licenses of intellectual property granted in the ordinary course of business; and

(q) Liens on assets of a Consolidated Party securing obligations under any Swap Contract.

7.02	Indebtedness.

No Credit Party shall, nor shall they permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness set forth in Schedule 7.02 (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and capitalized interest or reserves relating thereto and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to such Credit Party or Subsidiary or to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) unsecured intercompany Indebtedness among Credit Parties and any Consolidated Parties;

(d) obligations (contingent or otherwise) of Credit Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person (whether from floating to fixed rate interest or fixed to floating rate interest), and not for purposes of speculation or taking a “market view”;

(e) obligations of the Credit Parties in respect of the Senior Notes;

(f) other (i) unsecured Indebtedness and (ii) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, in an aggregate principal amount for all such Indebtedness incurred pursuant to clauses (i) and (ii) above not to exceed $2,500,000 in the aggregate for all Borrowers at any one time outstanding;

(g) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(h) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(i) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(j) Guarantees with respect to Indebtedness permitted under this Section 7.02; and

(k) other Funded Debt (including any portion of any renewal, financing, or extension of Indebtedness set forth in Schedule 7.02 to the extent such portion does not meet the criteria set for the in the proviso of clause (b) above) as long as, after giving effect thereto, the Credit Parties are in compliance with the financial covenants in Section 6.11, on a pro forma basis as if such Indebtedness had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 (or if such Lien exists as of the Closing Date, as of March 31, 2014).

7.03	[Reserved].

7.04	Investments.

No Credit Party shall, nor shall they permit any Subsidiary to, directly or indirectly, make any Investments, except:

(a) Investments held in the form of cash or Cash Equivalents;

(b) Investment (i) in any Credit Party and (ii) in any Subsidiary consisting of the transfer to such Subsidiary of Real Property Assets;

(c) Investments existing as of the Closing Date and set forth on Schedule 7.04;

(d) [Reserved];

(e) Guarantees permitted by Section 7.02;

(f) Acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Borrowers’ Businesses in the manner in which they are currently being operated;

(g) [Reserved];

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(i) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(j) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(k) pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits, extensions of credit or accounts receivable in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business or Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(l) Investments to the extent that after giving effect to any such Investments, (i) the aggregate amount of Investments consisting of unimproved land holdings would not, at any time, exceed 5% of Consolidated Total Asset Value, (ii) the aggregate amount of Investments consisting of mortgage loans, notes receivables and mezzanine loans would not, at any time, exceed 20% of Consolidated Total Asset Value, (iii) the aggregate amount of Investments consisting of construction in progress would not, at any time, exceed 15% of Consolidated Total Asset Value, (iv) the aggregate amount of Investments in Unconsolidated Affiliates would not, at any time, exceed 20% of Consolidated Total Asset Value or (v) the aggregate amount of all Investments made pursuant to clauses (i), (ii), (iii) and (iv) above would not, at any time, exceed 30% of Consolidated Total Asset Value.

7.05	Fundamental Changes.

No Credit Party shall, nor shall they permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person; except that so long as no Default or Event of Default exists or would result therefrom, (a) any Borrower may merge or consolidate with any other Borrower, (b) any Consolidated Party (other than the REIT Guarantor and each Borrower, but including any Unrestricted Subsidiary) may be merged or consolidated with or into any other Consolidated Party, provided that if either Consolidated Party is a Credit Party, the continuing or surviving corporation shall be a Credit Party or shall become a Credit Party as herein provided, and (c) any Consolidated Party (other than the REIT Guarantor and either Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Borrower may consummate any merger, consolidation or other corporate reorganization which would have the effect of making such Borrower a Person organized outside the United States.

7.06	Dispositions.

No Credit Party shall, nor shall they permit any Subsidiary to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property; provided, that if the Property disposed of is an Unencumbered Property it is removed from the calculation of Consolidated Unencumbered Total Asset Value.

(d) Dispositions of Property by any Subsidiary to a Credit Party or to a Wholly Owned Subsidiary; provided, that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party;

(e) Dispositions permitted by Section 7.05;

(f) Dispositions not otherwise permitted under this Section 7.06; provided, that (i) at the time of such Disposition, no Default or Event of Default exists and is continuing (that would not be cured by such Disposition) or would result from such Disposition and (ii) after giving effect thereto, the Credit Parties are in compliance with the financial covenants in Section 6.11, on a pro forma basis as if such Disposition had been incurred as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01; and

(g) real estate or personal property leases, licenses or similar agreements entered into in the ordinary course of business.

7.07	Business Activities.

No Credit Party shall, nor shall they permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08	Transactions with Affiliates and Insiders.

Except as permitted pursuant to Section 7.04(b)(ii) and Section 7.06, no Credit Party shall, nor shall they permit any Subsidiary to, at any time, enter into any transaction of any kind with any Affiliate of any such Person, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that the foregoing restrictions shall not apply to transaction solely by and among the Credit Parties.

7.09	Organization Documents.

No Credit Party shall, nor shall they permit any Subsidiary to, directly or indirectly, amend, modify or change its organization documents in any manner materially adverse to the Lenders.

7.10	[Reserved].

7.11	[Reserved].

7.12	No Further Negative Pledges.

No Credit Party shall, nor shall they permit any Subsidiary to, enter into, assume or become subject to any Negative Pledges or agreement prohibiting or otherwise restricting the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.06 or Section 7.08, pending the consummation of such sale and (c) restrictions arising in connection with the Senior Notes and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, but specifically excluding any bank credit facility or similar debt facility.

7.13	Limitation on Restricted Actions.

No Credit Party shall, nor shall they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the REIT Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) act as a Credit Party and pledge any Unencumbered Property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(b) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable Law, (iii) any Permitted Lien or any documentation or instrument governing any Permitted Lien provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any Unencumbered Property permitted under Section 7.06 or Section 7.08, pending the consummation of such sale, or (v) any Senior Note Indenture and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, but specifically excluding any bank credit facility or similar debt facility.

7.14	Accounting Changes.

No Credit Party shall, nor shall they permit any Subsidiary to, make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15	Prepayments of Indebtedness.

If a Default or Event of Default exists and is continuing or would be caused thereby, no Credit Party shall, nor shall they permit any Subsidiary to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except the prepayment of Extensions of Credit in accordance with the terms of this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the earlier of (A) a Responsible Officer of any Credit Party becoming aware that the same has not been paid when due or (B) written notice from the Administrative Agent to the Borrowers, any other fee payable herein or any other amount payable herein or under any other Credit Document becomes due; or

(b) Specific Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.06, 6.10, 6.11, 6.14 or Article VII; or

(c) Other Defaults. (i) Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01 or 6.02 and such failure continues for five (5) days or (ii) any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the Parent Borrower or the REIT Guarantor becoming aware of such default or (ii) written notice thereof by the Administrative Agent to the Parent Borrower (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Credit Parties and contained in this Credit Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) any Credit Party or any Subsidiary fails to perform or observe (beyond the applicable notice and grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, or (ii) any Credit Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable notice and grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Indebtedness or other obligation is in an amount (as to all such Indebtedness and obligations of all Credit Parties and Subsidiaries) (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Credit Party is the Defaulting Party (as defined in such Swap Contract) after expiration of any applicable notice and grace or cure periods or (B) any Termination Event (as so defined) under such Swap Contract as to which a Credit Party or Subsidiary is an Affected Party (as so defined) and, in any event, the Swap Termination Value owed by such Persons as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Credit Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its properties; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Credit Party or such Subsidiary and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the properties of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Credit Party or any Subsidiary (i) any one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders against all Credit Parties and Subsidiaries) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount (as to all such ERISA Events and liabilities of all Credit Parties and Subsidiaries) in excess of the Threshold Amount, or (ii) a Credit Party fails to pay when due, after the expiration of any applicable notice and grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount (as to all such installment payments of all Credit Parties and Subsidiaries) in excess of the Threshold Amount; or

(j) Invalidity of Credit Documents; Guaranty. (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted) ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary Guarantor not prohibited by the terms of this Credit Agreement, the Guaranty shall cease to be in full force and effect, or any Guarantor hereunder shall deny or disaffirm such Guarantor’s obligations under such Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(k) Change of Control. There occurs any Change of Control.

For purposes of clauses (f) and (g) above, no Event of Default shall be deemed to have occurred with respect to a Material Group unless the type of event specified therein has occurred with respect to each Subsidiary that is a member of such Material Group.

8.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to provide Cash Collateral as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, (c) payments of amounts due under any treasury management agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01	Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions except for those rights expressly granted to any Credit Party in this Article.

9.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Except as otherwise specifically set forth herein, the Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent, acting in its capacity as administrative agent and not as a Lender, shall have no responsibility or liability for monitoring or enforcing the schedule of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender.

9.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may also rely upon any representation or warranty made by any Person in a Credit Documents or any document delivered in connection therewith. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Parent Borrower (other than during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section, and such Lenders so acting shall have the benefit and protection of all provisions hereunder in favor of the Administrative Agent as if each of them were the Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, no arranger, bookrunner, syndication agent, documentation agent or co-agent shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and the L/C Issuer under Sections 2.03(i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10	Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor (but not the REIT Guarantor) from its obligations under the Guaranty if such Person (a) ceases to be a Subsidiary as a result of a transaction permitted hereunder, (b) no longer is required to be a Guarantor pursuant to Section 6.14(c) or (c) has been designated as an Unrestricted Subsidiary or is otherwise released pursuant to Section 11.08 (in each case, a “Release”). Notwithstanding the foregoing, to the extent that following any such Release, any Real Property Asset owned by an otherwise to be released Guarantor that is obligated in respect of outstanding recourse debt for Funded Debt shall not be deemed an Unencumbered Property hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 9.10.

Upon the release of any Guarantor pursuant to this Section 9.10, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Guarantor from its obligations under the Credit Documents.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrowers or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any amendment, waiver or consent which (i) has the effect of waiving the conditions set forth in Section 4.01 or 4.02 or (ii) amending the definitions of “L/C Committed Amount” or “Swing Line Committed Amount” shall be effective if in writing and signed by the Required Lenders and the Parent Borrower and acknowledged by the Administrative Agent, and provided, further, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f) [reserved];

(g) release the Parent Borrower, the Subsidiary Borrower, the REIT Guarantor or all or substantially all of the Subsidiary Guarantors from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder) or release the REIT Guarantor from the Guaranty, in each case, without the written consent of each Lender; or

(h) waive any condition set forth in Section 4.01 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Credit Agreement and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below) and except for Letter of Credit Applications, for which notice shall be submitted in accordance with Section 2.03(b)(i), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Credit Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Credit Parties, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Credit Parties, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Credit Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Credit Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any external counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by any Credit Party, or any environmental liability related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by any Borrower or any other Credit Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Credit Parties is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed; provided, that the Parent Borrower shall use reasonable efforts to approve or disapprove such assignment within ten (10) Business Days after receipt of a written request for approval, together with reasonably sufficient information to evaluate the potential assignee (including, if reasonably requested, financial information) and a failure to approve or disapprove in such ten (10) Business Day period shall be deemed to mean that the assignment is approved) shall be required for any assignment unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) the assignment is to a Lender, an Affiliate of such Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, paid by the applicable assignee; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural person, or (D) a Disqualified Lender. In the event of an assignment to a Disqualified Lender, the Parent Borrower may replace such Lender in accordance with Section 10.13.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, additional payments shall be made to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Credit Parties or the Administrative Agent, sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date to any Person (other than a natural person or the Credit Parties or any of the Credit Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c) or (f) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 10.13 which would permit replacement of such Participant as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 10.13 with respect to any Participant for the purpose of replacing such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) [Reserved].

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Parent Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Parent Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(e) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Parent Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing person or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties. Each Credit Party hereby authorizes the Administrative Agent and each Lender to use the name, logos and other insignia of such Credit Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Administrative Agent or such Lender.

For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof, provided that, in the case of information received from a Credit Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Credit Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Credit Parties may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender or any of their respective Affiliates maintains one or more deposit accounts for the Borrowers or any other Credit Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or the Administrative Agent pursuant to Section 3.01, or if any Lender can no longer make Eurodollar Loans under Section 3.02 or if any Lender is a Defaulting Lender, or if any Lender refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.01, requires consent of 100% of the Lenders or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto or if any Disqualified Lender takes an assignment of the Loans or Commitments of a Lender hereunder in contravention of Section 10.06(b)(v), then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Credit Document, this Credit Agreement shall control.

10.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers, on behalf of themselves and the other Credit Parties, acknowledge and agree, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents;

(ii) (A) the Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to any Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Credit Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19 USA Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20 Termination of Existing Facility.

Each Lender that is a party to the Existing Financing hereby acknowledges the termination of the Existing Facility and waives any requirement of minimum notice of such termination.

ARTICLE XI

GUARANTY

11.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, if any Guarantor is deemed to have been rendered insolvent as a result of its guarantee obligations under this Section 11.01 and not to have received reasonable equivalent value in exchange therefor, then, in such an event, the liability of such Guarantor under this Section 11.01 shall be limited to the maximum amount of the Obligations of the Borrower that such Guarantor may guaranty without rendering the obligations of such Guarantor under this Section 11.01 void or voidable under any fraudulent conveyance or fraudulent transfer law.

11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented, waived or amended in any respect, or any right under any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or any Swap Contract shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected, or shall be released in accordance with the terms of this Agreement;

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Guarantor); or

(f) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or any Swap Contract or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06.

11.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

11.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

11.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

11.08 Release of Subsidiary Guarantors; Certain Exempt Subsidiaries.

Upon five (5) Business Days following prior written notice from a Responsible Officer of the REIT Guarantor, a Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty to the extent that the following conditions are satisfied: (a) there is no Event of Default existing under the Agreement either at the time of such request or at the time such Subsidiary Guarantor is released; and (b) such Responsible Officer of the REIT Guarantor delivers to Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that (i) such request is being made in connection with any of the following: (A) such Subsidiary Guarantor becoming an Unrestricted Subsidiary under any Senior Note Indenture; (B) such Subsidiary Guarantor is obtaining financing to be secured by, among other things, real property owned or ground leased by such Subsidiary Guarantor and the terms of such financing prohibits such Subsidiary Guarantor from remaining obligated under the Guaranty; (C) such Subsidiary Guarantor is acquiring an entity which owns, or assets which include, real property upon which existing financing is to be assumed by such Subsidiary

Guarantor and the terms of such existing financing prohibit such Subsidiary Guarantor from remaining obligated under the Guaranty; (D) such Subsidiary Guarantor is acquiring an entity which owns, or assets which include, real property and, in connection therewith, such Subsidiary Guarantor is obtaining acquisition financing, the terms of which prohibit such Subsidiary Guarantor from remaining obligated under the Guaranty; (E) such Subsidiary Guarantor is being simultaneously or substantially simultaneously released from its obligations with respect to the Senior Note Indentures for any reason not described in clauses (A) through (D) above or (F) such Subsidiary Guarantor is being released pursuant to Section 6.14 and (ii) such Subsidiary Guarantor will also be released from its guaranty obligations under the Senior Notes.

In addition, a Subsidiary shall not be required to become a Subsidiary Guarantor hereunder (a) to the extent it is being acquired or being formed in connection with any of the transactions described in clauses (b)(i)(A) through (D) above, and the terms of the applicable financing documentation prohibit such Subsidiary from becoming a Subsidiary Guarantor hereunder, or (b) if such Subsidiary is otherwise not required by the terms of any Senior Note Indenture to become a guarantor of any of the obligations thereunder.

11.09 Keepwell.

Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article XI by any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or, if applicable, at the time the grant of a security interest under the Credit Documents by any such Specified Loan Party, in either case, becomes effective with respect to any obligation under any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Credit Documents in respect of such Obligation on (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Credit Party under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Credit Party that would otherwise not constitute an Eligible Contract Participant for any Swap Obligation for all purposes of the Commodity Exchange Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

PARENT BORROWER

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	AVIV REIT, INC.,
a Maryland corporation,
its general partner

	By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
	Its:	Chief Executive Officer

SUBSIDIARY BORROWER

AVIV HEALTHCARE CAPITAL CORPORATION,

a Delaware corporation

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	Chief Executive Officer

REIT GUARANTOR

AVIV REIT, INC.,

a Maryland corporation

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	Chairman and Chief Executive Officer

SUBSIDIARY GUARANTORS

AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,

a Delaware limited partnership

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

		By:	/s/ Craig M. Bernfield
		Name:	Craig M. Bernfield
		Its:	Chairman and Chief Executive Officer

AVIV ASSET MANAGEMENT, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

	By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

		By:	/s/ Craig M. Bernfield
		Name:	Craig M. Bernfield
		Its:	Chairman and Chief Executive Officer

AVIV FINANCING I, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
			Name:	Craig M. Bernfield
			Its:	Chairman and Chief Executive Officer

AVIV FINANCING II, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
			Name:	Craig M. Bernfield
			Its:	Chairman and Chief Executive Officer

AVIV FINANCING III, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
			Name:	Craig M. Bernfield
			Its:	Chairman and Chief Executive Officer

AVIV FINANCING IV, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
			Name:	Craig M. Bernfield
			Its:	Chairman and Chief Executive Officer

AVIV FINANCING V, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
			Name:	Craig M. Bernfield
			Its:	Chairman and Chief Executive Officer

ALAMOGORDO AVIV, L.L.C.,

a New Mexico limited liability company,

ARMA YATES, L.L.C.,

a Delaware limited liability company,

BRADENTON ALF PROPERTY, L.L.C.,

a Delaware limited liability company,

CALIFORNIA AVIV, L.L.C.,

a Delaware limited liability company,

CHIPPEWA VALLEY, L.L.C.,

an Illinois limited liability company,

CLAYTON ASSOCIATES, L.L.C.,

a New Mexico limited liability company,

COLUMBUS WESTERN AVENUE, L.L.C.,

a Delaware limited liability company,

COMMERCE NURSING HOMES, L.L.C.,

an Illinois limited liability company,

COMMERCE STERLING HART DRIVE, L.L.C.,

a Delaware limited liability company,

CONROE RIGBY OWEN ROAD, L.L.C.,

a Delaware limited liability company,

DENISON TEXAS, L.L.C.,

a Delaware limited liability company,

FALFURRIAS TEXAS, L.L.C.,

a Delaware limited liability company,

FREDERICKSBURG SOUTH ADAMS STREET, L.L.C.,

a Delaware limited liability company,

FREEWATER OREGON, L.L.C.,

a Delaware limited liability company,

FULLERTON CALIFORNIA, L.L.C.,

a Delaware limited liability company,

GERMANTOWN PROPERTY, L.L.C.,

a Delaware limited liability company,

HERITAGE MONTEREY ASSOCIATES, L.L.C.,

an Illinois limited liability company,

HIGHLAND LEASEHOLD, L.L.C.,

a Delaware limited liability company,

HOBBS ASSOCIATES, L.L.C.,

an Illinois limited liability company,

HOT SPRINGS AVIV, L.L.C.,

a Delaware limited liability company,

HOUSTON TEXAS AVIV, L.L.C.,

a Delaware limited liability company,

HUTCHINSON KANSAS, L.L.C.,

a Delaware limited liability company,

JASPER SPRINGHILL STREET, L.L.C.,

a Delaware limited liability company,

MCCARTHY STREET PROPERTY, L.L.C.,

a Delaware limited liability company,

MISSOURI ASSOCIATES, L.L.C.,

a Delaware limited liability company,

MISSOURI REGENCY ASSOCIATES, L.L.C.,

a Delaware limited liability company,

MOUNT WASHINGTON PROPERTY, L.L.C.,

a Delaware limited liability company,

N.M. BLOOMFIELD THREE PLUS ONE LIMITED COMPANY

a New Mexico limited liability company,

N.M. ESPANOLA THREE PLUS ONE LIMITED COMPANY

a New Mexico limited liability company,

N.M. LORDSBURG THREE PLUS ONE LIMITED COMPANY

a New Mexico limited liability company,

N.M. SILVER CITY THREE PLUS ONE LIMITED COMPANY

a New Mexico limited liability company,

OMAHA ASSOCIATES, L.L.C.,

a Delaware limited liability company,

RIVERSIDE NURSING HOME ASSOCIATES, L.L.C.,

a Delaware limited liability company,

SANTA ANA-BARTLETT, L.L.C.,

an Illinois limited liability company,

SAVOY/BONHAM VENTURE, L.L.C.,

a Delaware limited liability company,

SOUTHERN CALIFORNIA NEVADA, L.L.C.,

a Delaware limited liability company,

TUJUNGA, L.L.C.,

a Delaware limited liability company,

WASHINGTON-OREGON ASSOCIATES, L.L.C.,

an Illinois limited liability company,

WHEELER HEALTHCARE ASSOCIATES, L.L.C.,

a Texas limited liability company

By:	AVIV FINANCING I, L.L.C.,
a Delaware limited liability company, their sole member

	By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

		By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

			By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

				By:	/s/ Craig M. Bernfield
				Name:	Craig M. Bernfield
				Its:	Chairman and Chief Executive Officer

446 SYCAMORE ROAD, L.L.C.,

a Delaware limited liability company

ARKANSAS AVIV, L.L.C.,

a Delaware limited liability company

AVERY STREET PROPERTY, L.L.C.,

a Delaware limited liability company

AVON OHIO, L.L.C.,

a Delaware limited liability company

BELLEVILLE ILLINOIS, L.L.C.,

a Delaware limited liability company

BELLINGHAM II ASSOCIATES, L.L.C.,

a Delaware limited liability company

BETHEL ALF PROPERTY, L.L.C.,

a Delaware limited liability company

BHG AVIV, L.L.C.,

a Delaware limited liability company

BIGLERVILLE ROAD, L.L.C.,

a Delaware limited liability company

BONHAM TEXAS, L.L.C.,

a Delaware limited liability company

BREWSTER ALF PROPERTY, L.L.C.,

a Delaware limited liability company

BURTON NH PROPERTY, L.L.C.,

a Delaware limited liability company

CAMAS ASSOCIATES, L.L.C.,

a Delaware limited liability company

CHAMPAIGN WILLIAMSON FRANKLIN, L.L.C.,

a Delaware limited liability company

CHARDON OHIO PROPERTY, L.L.C.,

a Delaware limited liability company

CHATHAM AVIV, L.L.C.,

a Delaware limited liability company

CLARKSTON CARE, L.L.C.,

a Delaware limited liability company

COLONIAL MADISON ASSOCIATES, L.L.C.,

a Delaware limited liability company

COLUMBUS TEXAS AVIV, L.L.C.,

a Delaware limited liability company

CROOKED RIVER ROAD, L.L.C.,

a Delaware limited liability company

CR AVIV, L.L.C.,

a Delaware limited liability company

CUYAHOGA FALLS PROPERTY, L.L.C.,

a Delaware limited liability company

DARIEN ALF PROPERTY, L.L.C.,

a Delaware limited liability company

EAST ROLLINS STREET, L.L.C.,

a Delaware limited liability company

EDGEWOOD DRIVE PROPERTY, L.L.C.,

a Delaware limited liability company

ELITE YORKVILLE, L.L.C.,

a Delaware limited liability company

FALCON FOUR PROPERTY, L.L.C.,

a Delaware limited liability company

FLORIDA ALF PROPERTIES, L.L.C.,

a Delaware limited liability company

FORT STOCKTON PROPERTY, L.L.C.,

a Delaware limited liability company

FOUR FOUNTAINS AVIV, L.L.C.,

a Delaware limited liability company

GILTEX CARE, L.L.C.,

a Delaware limited liability company

GONZALES TEXAS PROPERTY, L.L.C.,

a Delaware limited liability company

GREAT BEND PROPERTY, L.L.C.,

a Delaware limited liability company

HHM AVIV, L.L.C.,

a Delaware limited liability company

HIDDEN ACRES PROPERTY, L.L.C.,

a Delaware limited liability company

IDAHO ASSOCIATES, L.L.C.,

an Illinois limited liability company

IOWA LINCOLN COUNTY PROPERTY, L.L.C.,

a Delaware limited liability company

KARAN ASSOCIATES TWO, L.L.C.,

a Delaware limited liability company

KARISSA COURT PROPERTY, L.L.C.,

a Delaware limited liability company

KB NORTHWEST ASSOCIATES, L.L.C.,

a Delaware limited liability company

KENTUCKY NH PROPERTIES, L.L.C.,

a Delaware limited liability company

LOUISVILLE DUTCHMANS PROPERTY, L.L.C.,

a Delaware limited liability company

MAGNOLIA DRIVE PROPERTY, L.L.C.,

a Delaware limited liability company

MANSFIELD AVIV, L.L.C.,

a Delaware limited liability company

MASSACHUSETTS NURSING HOMES, L.L.C.,

a Delaware limited liability company

MINNESOTA ASSOCIATES, L.L.C.,

a Delaware limited liability company

MISHAWAKA PROPERTY, L.L.C.,

a Delaware limited liability company

MONTEREY PARK LEASEHOLD MORTGAGE, L.L.C.,

a Delaware limited liability company

MT. VERNON TEXAS, L.L.C.,

a Delaware limited liability company

MURRAY COUNTY, L.L.C.,

a Delaware limited liability company

MUSCATINE TOLEDO PROPERTIES, L.L.C.,

a Delaware limited liability company

NEW HOPE PROPERTY, L.L.C.,

a Delaware limited liability company

NICHOLASVILLE KENTUCKY PROPERTY, L.L.C.,

a Delaware limited liability company

NORTH ROYALTON OHIO PROPERTY, L.L.C.,

a Delaware limited liability company

NORWALK ALF PROPERTY, L.L.C.,

a Delaware limited liability company

OAKLAND NURSING HOMES, L.L.C.,

a Delaware limited liability company

OCTOBER ASSOCIATES, L.L.C.,

a Delaware limited liability company

OGDEN ASSOCIATES, L.L.C.,

a Delaware limited liability company

OHIO AVIV, L.L.C.,

a Delaware limited liability company

OHIO AVIV THREE, L.L.C.,

a Delaware limited liability company

OHIO AVIV TWO, L.L.C.,

a Delaware limited liability company

OHIO INDIANA PROPERTY, L.L.C.,

a Delaware limited liability company

OKLAHOMA TWO PROPERTY, L.L.C.,

a Delaware limited liability company

OKLAHOMA WARR WIND, L.L.C.,

a Delaware limited liability company

OREGON ASSOCIATES, L.L.C.,

a Delaware limited liability company

OSO AVENUE PROPERTY, L.L.C.,

a Delaware limited liability company

PEABODY ASSOCIATES, L.L.C.,

a Delaware limited liability company

PENNINGTON ROAD PROPERTY, L.L.C.,

a Delaware limited liability company

POCATELLO IDAHO PROPERTY, L.L.C.,

a Delaware limited liability company

PRESCOTT ARKANSAS, L.L.C.,

a Delaware limited liability company

RAVENNA OHIO PROPERTY, L.L.C.,

a Delaware limited liability company

RICHLAND WASHINGTON, L.L.C.,

a Delaware limited liability company

ROCKINGHAM DRIVE PROPERTY, L.L.C.,

a Delaware limited liability company

SANTA FE MISSOURI ASSOCIATES, L.L.C.,

an Illinois limited liability company

SEARCY AVIV, L.L.C.,

a Delaware limited liability company

SIERRA PONDS PROPERTY, L.L.C.,

a Delaware limited liability company

SKYVIEW ASSOCIATES, L.L.C.,

a Delaware limited liability company

STAR CITY ARKANSAS, L.L.C.,

a Delaware limited liability company

STEPHENVILLE TEXAS PROPERTY, L.L.C.,

a Delaware limited liability company

TEXAS FOUR PROPERTY, L.L.C.,

a Delaware limited liability company

TEXHOMA AVENUE PROPERTY, L.L.C.,

a Delaware limited liability company

TULARE COUNTY PROPERTY, L.L.C.,

a Delaware limited liability company

WELLINGTON LEASEHOLD, L.L.C.,

a Delaware limited liability company

WEST PEARL STREET, L.L.C.,

a Delaware limited liability company

WEST YARMOUTH PROPERTY I, L.L.C.,

a Delaware limited liability company

WEST YARMOUTH PROPERTY II, L.L.C.,

a Delaware limited liability company

WESTON ALF PROPERTY, L.L.C.,

a Delaware limited liability company

WHITLOCK STREET PROPERTY, L.L.C.,

a Delaware limited liability company

YUBA AVIV, L.L.C.,

a Delaware limited liability company

By:	AVIV FINANCING II, L.L.C.,
a Delaware limited liability company, their sole member

	By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

		By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

			By:	AVIV REIT, INC., a Maryland corporation, its general partner

				By:	/s/ Craig M. Bernfield
Name: Craig M. Bernfield
Its: Chairman and Chief Executive Officer

CHARDON OHIO PROPERTY HOLDINGS, L.L.C., a Delaware limited liability company

By:	CHARDON OHIO PROPERTY, L.L.C., a Delaware limited liability company, its sole member

	By:	AVIV FINANCING II, L.L.C., a Delaware limited liability company, its sole member

		By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

			By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

				By:	AVIV REIT, INC., a Maryland corporation, its general partner

					By:	/s/ Craig M. Bernfield
					Name:	Craig M. Bernfield
					Its:	Chairman and Chief Executive Officer

FALCON FOUR PROPERTY HOLDING, L.L.C., a Delaware limited liability company

By:	FALCON FOUR PROPERTY, L.L.C., a Delaware limited liability company, its sole member

	By:	AVIV FINANCING II, L.L.C., a Delaware limited liability company, its sole member

		By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

		By:	/s/ Craig M. Bernfield
Name: Craig M. Bernfield
Its: Chairman and Chief Executive Officer

RIVERSIDE NURSING HOME ASSOCIATES TWO, L.L.C., a Delaware limited liability company, STBA PROPERTIES, L.L.C., a Delaware limited liability company,

By:	AVIV FINANCING III, L.L.C., a Delaware limited liability company, their sole member

	By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

		By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

			By:	AVIV REIT, INC., a Maryland corporation, its general partner

				By:	/s/ Craig M. Bernfield
Name: Craig M. Bernfield
Its: Chairman and Chief Executive Officer

AVIV FOOTHILLS, L.L.C.,

a Delaware limited liability company,

AVIV LIBERTY, L.L.C.,

a Delaware limited liability company,

CALIFORNIA AVIV TWO, L.L.C.

a Delaware limited liability company,

EFFINGHAM ASSOCIATES, L.L.C.,

an Illinois limited liability company,

ELITE MATTOON, L.L.C.,

a Delaware limited liability company,

GARDNERVILLE PROPERTY, L.L.C.,

a Delaware limited liability company,

KANSAS FIVE PROPERTY, L.L.C.,

a Delaware limited liability company,

KARAN ASSOCIATES, L.L.C.,

a Delaware limited liability company,

MANOR ASSOCIATES, L.L.C.,

a Delaware limited liability company,

NEWTOWN ALF PROPERTY, L.L.C.,

a Delaware limited liability company,

OHIO PENNSYLVANIA PROPERTY, L.L.C.,

a Delaware limited liability company,

ORANGE ALF PROPERTY, L.L.C.,

a Delaware limited liability company,

POMONA VISTA L.L.C.,

an Illinois limited liability company,

RATON PROPERTY LIMITED COMPANY,

a New Mexico limited liability company,

RED ROCKS, L.L.C.,

an Illinois limited liability company,

ROSE BALDWIN PARK PROPERTY L.L.C.,

an Illinois limited liability company,

SALEM ASSOCIATES, L.L.C.,

a Delaware limited liability company,

SAN JUAN NH PROPERTY, L.L.C.,

a Delaware limited liability company,

SANDALWOOD ARKANSAS PROPERTY, L.L.C.,

a Delaware limited liability company,

SEDGWICK PROPERTIES, L.L.C.,

a Delaware limited liability company,

SUN-MESA PROPERTIES, L.L.C.,

an Illinois limited liability company,

VRB AVIV, L.L.C.,

a Delaware limited liability company,

WATAUGA ASSOCIATES, L.L.C.,

an Illinois limited liability company,

WILLIS TEXAS AVIV, L.L.C.,

a Delaware limited liability company

By:	AVIV FINANCING IV, L.L.C.,
a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
Name: Craig M. Bernfield
Its: Chairman and Chief Executive Officer

CASA/SIERRA CALIFORNIA ASSOCIATES, L.L.C.,

a Delaware limited liability company,

FLORIDA FOUR PROPERTIES, L.L.C.,

a Delaware limited liability company,

GLENDALE NH PROPERTY, L.L.C.,

a Delaware limited liability company,

KINGSVILLE TEXAS, L.L.C.,

a Delaware limited liability company,

MONTANA ASSOCIATES, L.L.C.,

an Illinois limited liability company,

ORANGE, L.L.C.,

an Illinois limited liability company,

PEABODY ASSOCIATES TWO, L.L.C.,

a Delaware limited liability company,

SEGUIN TEXAS PROPERTY, L.L.C.,

a Delaware limited liability company,

SOUTHEAST MISSOURI PROPERTY, L.L.C.,

a Delaware limited liability company,

STEVENS AVENUE PROPERTY, L.L.C.,

a Delaware limited liability company,

TEXAS FIFTEEN PROPERTY, L.L.C.,

a Delaware limited liability company

By:	AVIV FINANCING V, L.L.C.,
a Delaware limited liability company, their sole member

	By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

		By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

			By:	AVIV REIT, INC., a Maryland corporation, its general partner

				By:	/s/ Craig M. Bernfield
Name: Craig M. Bernfield
Its: Chairman and Chief Executive Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Yinghua Zhang
	Name:	Yinghua Zhang
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and as a Lender

	By:	/s/ Yinghua Zhang
	Name:	Yinghua Zhang
	Title:	Vice President

SUNTRUST BANK, as a Lender

By:	/s/ Joshua Turner
Name:	Joshua Turner
Title:	Vice President

RBS Citizens, N.A., as a Lender

By:	/s/ Samuel A. Bluso
Name:	Samuel A. Bluso
Title:	Senior Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Noam Azachi
Name:	Noam Azachi
Title:	Vice President

CREDIT AGRICOLE – CORPORATE & INVESTMENT BANK, as a Lender

By:	/s/ Amy Trapp
Name:	Amy Trapp
Title:	Managing Director

By:	/s/ John Bosco
Name:	John Bosco
Title:	Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric Hafertepen
Name:	Eric Hafertepen
Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

CITIBANK, N.A., as a Lender

By:	/s/ John C. Rowland
Name:	John C. Rowland
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name:	Brian Gross
Title:	Authorized Signatory

BANK LEUMI USA, as a Lender

By:	/s/ Cary Shinsako
Name:	Cary Shinsako
Title:	FVP Senior Lender

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Ahaz Armstrong
Name:	Ahaz Armstrong
Title:	Vice President

THE PRIVATEBANK AND TRUST COMPANY, as a Lender

By:	/s/ Ann B. O’Shaughnessy
Name:	Ann B. O’Shaughnessy
Title:	Managing Director

LAKE FOREST BANK & TRUST COMPANY, as a Lender

By:	/s/ Laura Crandall
Name:	Laura Crandall
Title:	Vice President

Schedule 2.01

LENDERS AND COMMITMENTS

Lender	Revolving Commitment Percentage	Revolving Committed Amount
Bank of America, N.A.	10.000000000%	$60,000,000
SunTrust Bank	10.000000000%	$60,000,000
RBS Citizens, N.A.	10.000000000%	$60,000,000
Barclays Bank Plc	8.333333333%	$50,000,000
Credit Agricole – Corporate & Investment Bank	8.333333333%	$50,000,000
Goldman Sachs Bank USA	8.333333333%	$50,000,000
KeyBank National Association	8.333333333%	$50,000,000
Morgan Stanley Bank, N.A.	8.333333333%	$50,000,000
Citibank, N.A.	6.666666667%	$40,000,000
Royal Bank of Canada	6.666666667%	$40,000,000
Bank Leumi USA	4.166666667%	$25,000,000
Branch Banking and Trust Company	4.166666667%	$25,000,000
The PrivateBank and Trust Company	4.166666667%	$25,000,000
Lake Forest Bank & Trust Company	2.500000000%	$15,000,000
Total:	100.000000000%	$600,000,000

SCHEDULE 5.01(c)

SCHEDULED TRANSFERS

None.

SCHEDULE 5.11

CORPORATE STRUCTURE; CAPITAL STOCK

1. Borrowers

Borrower’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Aviv Healthcare Properties Limited Partnership	DE	35-2249166	100%	N/A	—	—

Aviv Healthcare Capital Corporation	DE	27-4536064	100%	N/A	Aviv Healthcare Properties Limited Partnership (100%)	None.

2. Guarantors

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Aviv REIT, Inc.	MD	27-3200673	100%	N/A	—	—

Aviv Healthcare Properties Operating Partnership I, L.P.	DE	11-3747120	100%	N/A	Aviv Healthcare Properties Limited Partnership (99.9%); Aviv OP Limited Partner, L.L.C. (0.1%)	None.

Aviv Healthcare Capital Corporation	DE	27-4536064	100%	N/A	Aviv Healthcare Properties Limited Partnership (100%)	None.

Aviv Asset Management, L.L.C.	DE	30-0305067	100%	N/A	Aviv Healthcare Properties Limited Partnership (100%)	None.

Aviv Financing I, L.L.C.	DE	36-4597042	100%	N/A	Aviv Healthcare Properties Operating Partnership I, L.P. (100%)	None.

Aviv Financing II, L.L.C.	DE	36-4597042	100%	N/A	Aviv Healthcare Properties Operating Partnership I, L.P. (100%)	None.

Aviv Financing III, L.L.C.	DE	36-4641210	100%	N/A	Aviv Healthcare Properties Operating Partnership I, L.P. (100%)	None.

Aviv Financing IV, L.L.C.	DE	27-0836481	100%	N/A	Aviv Healthcare Properties Operating Partnership I, L.P. (100%)	None

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Aviv Financing V, L.L.C.	DE	27-0836548	100%	N/A	Aviv Healthcare Properties Operating Partnership I, L.P. (100%)	None.

Alamogordo Aviv, L.L.C.	NM	27-0123540	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Arma Yates, L.L.C.	DE	27-3971035	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Bradenton ALF Property, L.L.C.	DE	45-4444919	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

California Aviv, L.L.C.	DE	38-3786697	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Chippewa Valley, L.L.C.	IL	36-4065826	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Clayton Associates, L.L.C.	NM	36-4572014	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Columbus Western Avenue, L.L.C.	DE	71-0960205	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Commerce Nursing Homes, L.L.C.	IL	36-4122632	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Commerce Sterling Hart Drive, L.L.C.	DE	27-5458991	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Conroe Rigby Owen Road, L.L.C.	DE	27-5458820	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Denison Texas, L.L.C.	DE	32-0173170	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Falfurrias Texas, L.L.C.	DE	61-1501714	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Fredericksburg South Adams Street, L.L.C.	DE	27-5459311	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Freewater Oregon, L.L.C.	DE	36-2280966	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Fullerton California, L.L.C.	DE	36-4480527	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Germantown Property, L.L.C.	DE	45-4444655	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Heritage Monterey Associates, L.L.C.	IL	36-4056688	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Highland Leasehold, L.L.C.	DE	20-2873499	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Hobbs Associates, L.L.C.	IL	36-4177337	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Hot Springs Aviv, L.L.C.	DE	30-0470700	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Houston Texas Aviv, L.L.C.	DE	36-4587739	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Hutchinson Kansas, L.L.C.	DE	51-0559326	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Jasper Springhill Street, L.L.C.	DE	27-5458704	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

McCarthy Street Property, L.L.C.	DE	38-3855495	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Missouri Associates, L.L.C.	DE	36-4572033	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Missouri Regency Associates, L.L.C.	DE	36-4572031	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Mount Washington Property, L.L.C.	DE	45-5010153	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

N.M. Bloomfield Three Plus One Limited Company	NM	74-2748292	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

N.M. Espanola Three Plus One Limited Company	NM	74-2748289	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

N.M. Lordsburg Three Plus One Limited Company	NM	74-2748286	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

N.M. Silver City Three Plus One Limited Company	NM	74-2748283	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Omaha Associates, L.L.C.	DE	36-4572019	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Riverside Nursing Home Associates, L.L.C.	DE	36-4340184	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Santa Ana-Bartlett, L.L.C.	IL	36-4212739	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Savoy/Bonham Venture, L.L.C.	DE	36-4572026	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Southern California Nevada, L.L.C.	DE	30-0705746	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Tujunga, L.L.C.	DE	36-4389732	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Washington-Oregon Associates, L.L.C.	IL	36-4192347	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Wheeler Healthcare Associates, L.L.C.	TX	74-2752353	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

446 Sycamore Road, L.L.C. (fka Pleasanton Property, L.L.C.)	DE	32-0380782	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Arkansas Aviv, L.L.C.	DE	30-0509615	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Avery Street Property, L.L.C.	DE	36-4775490	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Avon Ohio, L.L.C.	DE	36-4601433	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Belleville Illinois, L.L.C.	DE	32-0188341	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Bellingham II Associates, L.L.C.	DE	11-3747130	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Bethel ALF Property, L.L.C.	DE	36-4759871	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

BHG Aviv, L.L.C.	DE	36-4601432	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Biglerville Road, L.L.C.	DE	35-2410897	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Bonham Texas, L.L.C.	DE	30-0358809	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Brewster ALF Property, L.L.C.	DE	Applied For	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Burton NH Property, L.L.C.	DE	11-3714506	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Camas Associates, L.L.C.	DE	36-4340182	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Champaign Williamson Franklin, L.L.C.	DE	36-4769741	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Chardon Ohio Property Holdings, L.L.C.	DE	Applied For	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Chardon Ohio Property, L.L.C. (sole member of COPH)	DE	61-1722650	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Chatham Aviv, L.L.C.	DE	27-0354315	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Clarkston Care, L.L.C.	DE	76-0802028	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Colonial Madison Associates, L.L.C.	DE	38-3741678	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Columbus Texas Aviv, L.L.C.	DE	38-3735473	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

CR Aviv, L.L.C.	DE	20-5354773	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Crooked River Road, L.L.C.	DE	27-5081057	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Cuyahoga Falls Property, L.L.C.	DE	35-2419468	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Darien ALF Property, L.L.C.	DE	30-0694838	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

East Rollins Street, L.L.C.	DE	38-3838004	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Edgewood Drive Property, L.L.C.	DE	32-0405276	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Elite Yorkville, L.L.C.	DE	36-4454114	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Falcon Four Property Holding, L.L.C.	DE	46-3986352	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Falcon Four Property, L.L.C. (sole member of FFPH)	DE	30-0794160	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Florida Alf Properties, L.L.C,	DE	32-0417622	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Fort Stockton Property, L.L.C.	DE	38-3918639	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Four Fountains Aviv, L.L.C.	DE	36-4601434	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Giltex Care, L.L.C.	DE	36-4572036	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Gonzales Texas Property, L.L.C.	DE	32-0403901	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Great Bend Property, L.L.C.	DE	27-3971138	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

HHM Aviv, L.L.C.	DE	32-0205746	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Hidden Acres Property, L.L.C.	DE	27-2457250	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Idaho Associates, L.L.C.	IL	36-4114446	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Iowa Lincoln County Property, L.L.C.	DE	45-4445450	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Karan Associates Two, L.L.C.	DE	61-1514965	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Karissa Court Property, L.L.C.	DE	38-3923400	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

KB Northwest Associates, L.L.C.	DE	36-4572025	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Kentucky NH Properties, L.L.C.	DE	61-1730147	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Louisville Dutchmans Property, L.L.C.	DE	61-1715555	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Magnolia Drive Property, L.L.C.	DE	30-0793756	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Mansfield Aviv, L.L.C.	DE	32-0183852	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Massachusetts Nursing Homes, L.L.C.	DE	20-2873416	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Minnesota Associates, L.L.C.	DE	36-4469552	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Mishawaka Property, L.L.C.	DE	36-4734067	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Monterey Park Leasehold Mortgage, L.L.C.	DE	32-0267202	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Mt. Vernon Texas, L.L.C.	DE	35-2270167	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Murray County, L.L.C.	DE	36-4708756	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Muscatine Toledo Properties, L.L.C.	DE	36-4777497	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

New Hope Property, L.L.C.	DE	61-1720871	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Nicholasville Kentucky Property, L.L.C.	DE	46-5411821	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

North Royalton Ohio Property, L.L.C.	DE	37-1729308	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Norwalk ALF Property, L.L.C.	DE	27-4083805	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Oakland Nursing Homes, L.L.C.	DE	36-4572018	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

October Associates, L.L.C.	DE	36-4572030	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Ogden Associates, L.L.C.	DE	36-4412291	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Ohio Aviv Three, L.L.C.	DE	35-2444669	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Ohio Aviv Two, L.L.C.	DE	27-5081906	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Ohio Aviv, L.L.C.	DE	36-4597043	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Ohio Indiana Property, L.L.C.	DE	36-4764623	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Oklahoma Two Property, L.L.C.	DE	37-1695177	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Oklahoma Warr Wind, L.L.C.	DE	38-3886603	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Oregon Associates, L.L.C.	DE	36-4572024	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Oso Avenue Property, L.L.C.	DE	30-0767014	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Peabody Associates, L.L.C.	DE	36-4572029	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Pennington Road Property, L.L.C.	DE	36-4768380	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Pocatello Idaho Property, L.L.C.	DE	35-2449870	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Prescott Arkansas, L.L.C.	DE	04-3835264	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Ravenna Ohio Property, L.L.C.	DE	61-1692048	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Richland Washington, L.L.C.	DE	26-0081509	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Rockingham Drive Property, L.L.C.	DE	35-2485732	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Santa Fe Missouri Associates, L.L.C.	IL	36-4165126	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Searcy Aviv, L.L.C.	DE	38-3779442	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Sierra Ponds Property, L.L.C.	DE	38-3888430	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Skyview Associates, L.L.C.	DE	36-4572023	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Star City Arkansas, L.L.C.	DE	43-2089308	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Stephenville Texas Property, L.L.C.	DE	46-5421870	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Texas Four Property, L.L.C.	DE	Applied For	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Texhoma Avenue Property, L.L.C.	DE	35-2470607	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Tulare County Property, L.L.C.	DE	Applied For	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Wellington Leasehold, L.L.C.	DE	27-3971187	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

West Pearl Street, L.L.C.	DE	81-0637081	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

West Yarmouth Property I, L.L.C.	DE	Applied For	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

West Yarmouth Property II, L.L.C.	DE	Applied For	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Weston Alf Property, L.L.C.	DE	Applied For	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Whitlock Street Property, L.L.C.	DE	32-0419832	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Yuba Aviv, L.L.C.	DE	11-3750228	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Riverside Nursing Home Associates Two, L.L.C.	DE	27-3524946	100%	N/A	Aviv Financing III, L.L.C. (100%)	None.

STBA Properties, L.L.C.	DE	37-1746483	100%	N/A	Aviv Financing III, L.L.C. (100%)	None.

Aviv Foothills, L.L.C.	DE	36-4572035	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Aviv Liberty, L.L.C.	DE	36-4572034	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

California Aviv Two, L.L.C.	DE	26-4117080	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Effingham Associates, L.L.C.	IL	36-4150491	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Elite Mattoon, L.L.C.	DE	36-4454111	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Gardnerville Property, L.L.C.	DE	36-1657201	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Kansas Five Property, L.L.C.	DE	36-1647542	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Karan Associates, L.L.C.	DE	11-3747208	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Manor Associates, L.L.C.	DE	36-4572020	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Newtown ALF Property, L.L.C.	DE	27-4083571	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Ohio Pennsylvania Property, L.L.C.	DE	32-0350654	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Orange ALF Property, L.L.C.	DE	27-4083471	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Pomona Vista L.L.C.	IL	36-4111095	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Raton Property Limited Company	NM	36-4111094	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Red Rocks, L.L.C.	IL	36-4192351	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Rose Baldwin Park Property, L.L.C.	IL	36-4111092	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Salem Associates, L.L.C.	DE	36-4572028	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

San Juan NH Property, L.L.C.	DE	11-3714511	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Sandalwood Arkansas Property, L.L.C.,	DE	61-1665105	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Sedgwick Properties, L.L.C.	DE	36-4694767	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Sun-Mesa Properties, L.L.C.	IL	36-4047650	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

VRB Aviv, L.L.C.	DE	76-0802032	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Watauga Associates, L.L.C.	IL	36-4163268	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Willis Texas Aviv, L.L.C.	DE	37-1522942	100%	N/A	Aviv Financing IV, L.L.C. (100%)	None.

Casa/Sierra California Associates, L.L.C.	DE	36-4572017	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Florida Four Properties, L.L.C.	DE	35-2456486	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Glendale NH Property, L.L.C.	DE	61-1686455	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Guarantor’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Kingsville Texas, L.L.C.	DE	371522939	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Montana Associates, L.L.C.	IL	36-4149849	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Orange, L.L.C.	IL	36-4095365	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Peabody Associates Two, L.L.C.	DE	27-5346222	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Seguin Texas Property, L.L.C.	DE	35-2456377	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Southeast Missouri Property, L.L.C.	DE	27-3502072	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Stevens Avenue Property, L.L.C.	DE	35-2446030	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

Texas Fifteen Property, L.L.C.	DE	35-2437626	100%	N/A	Aviv Financing V, L.L.C. (100%)	None.

3. Non-Credit Party Subsidiaries

Subsidiary’s Legal Name	State of Formation	Tax ID	% of Capital Stock Outstanding	# of Shares Outstanding	Persons Holding Equity or Voting Interests (%)	Outstanding Options, Warrants, Rights of Conversion of Purchase or Similar
Aviv OP Limited Partner, L.L.C.	DE	27-3474432	100%	N/A	Aviv Healthcare Properties Limited Partnership (100%)	None.

Benton Harbor, L.L.C.	IL	36-4204807	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Chenal Arkansas, L.L.C.	DE	04-3835270	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Florence Heights Associates, L.L.C.	DE	11-3747131	100%	N/A	Aviv Financing I, L.L.C. (100%)	None.

Fountain Associates, L.L.C.	DE	36-4572016	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

NC Portfolio Properties, L.L.C.	DE	38-3920153	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Oklahoma Three Properties, L.L.C.	DE	35-2444669	100%	N/A	Aviv Financing II, L.L.C. (100%)	None.

Ann Arbor Class B, L.L.C.	DE	N/A	100%	N/A	Aviv Financing III, L.L.C. (100%)	None.

Danbury ALF Properties, L.L.C.	DE	27-4083747	100%	N/A	Aviv Financing III, L.L.C. (100%)	None.

SCHEDULE 5.22

PATRIOT ACT INFORMATION

1. Borrowers

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Aviv Healthcare Properties Limited Partnership	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL/MA	35-2249166	3926726

Aviv Healthcare Capital Corporation	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	27-4536064	4918595

2. Guarantors

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Aviv REIT, Inc.	MD	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	27-3200673	D 13683438

Aviv Healthcare Properties Operating Partnership I, L.P.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL/MA	11-3747120	3926728

Aviv Healthcare Capital Corporation	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	27-4536064	4918595

Aviv Asset Management, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	30-0305067	3926733

Aviv Financing I, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL/MA	36-4597042	3926720

Aviv Financing II, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	36-4597042	4245495

Aviv Financing III, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	36-4641210	4607334

Aviv Financing IV, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of formation only	27-0836481	4725462

Aviv Financing V, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	27-0836548	4725460

Alamogordo Aviv, L.L.C.	NM	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	27-0123540	2581791

Arma Yates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	27-3971035	4897319

Bradenton ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	FL	45-4444919	5104709

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
California Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA/WA/OR	38-3786697	4559434

Chippewa Valley, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MI/WI	36-4065826	0005922-6

Clayton Associates, L.L.C.	NM	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	36-4572014	2566586

Columbus Western Avenue, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WI	71-0960205	3759584

Commerce Nursing Homes, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4122632	0009829-9

Commerce Sterling Hart Drive, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	27-5458991	4950634

Conroe Rigby Owen Road, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	27-5458820	4950637

Denison Texas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	32-0173170	4144007

Falfurrias Texas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	61-1501714	4144005

Fredericksburg South Adams Street, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	27-5459311	4950577

Freewater Oregon, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OR	36-2280966	4230116

Fullerton California, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4480527	3456727

Germantown Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	45-4444655	5104666

Heritage Monterey Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4056688	0004395-8

Highland Leasehold, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	20-2873499	3963799

Hobbs Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	NM	36-4177337	0013146-6

Hot Springs Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	30-0470700	4517015

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Houston Texas Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4587739	4144011

Hutchinson Kansas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	51-0559326	4060902

Jasper Springhill Street, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	27-5458704	4950633

McCarthy Street Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	PA	38-3855495	5057978

Missouri Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4572033	3943942

Missouri Regency Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MO	36-4572031	3943944

Mount Washington Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WI	45-5010153	5137371

N.M. Bloomfield Three Plus One Limited Company	NM	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	74-2748292	1712306

N.M. Espanola Three Plus One Limited Company	NM	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	74-2748289	1712314

N.M. Lordsburg Three Plus One Limited Company	NM	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	74-2748286	1712322

N.M. Silver City Three Plus One Limited Company	NM	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	74-2748283	1712330

Omaha Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	NE	36-4572019	3943951

Riverside Nursing Home Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4340184	3143588

Santa Ana-Bartlett, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4212739	0016764-9

Savoy/Bonham Venture, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4572026	3943973

Southern California Nevada, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA/NV	30-0705746	5064432

Tujunga, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4389732	3278294

Washington-Oregon Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA/OR	36-4192347	0013883-5

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Wheeler Healthcare Associates, L.L.C.	TX	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	74-2752353	7012511-22

446 Sycamore Road, L.L.C. (fka Pleasanton Property, L.L.C.)	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	32-0380782	5172533

Arkansas Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	30-0509615	4611152

Avery Street Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	FL	36-4775490	5451821

Avon Ohio, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	36-4601433	4290056

Belleville Illinois, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	32-0188341	4256243

Bellingham II Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA	11-3747130	3943970

Bethel ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CT	36-4759871	5321887

BHG Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MA/PA	36-4601432	4290060

Biglerville Road, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	PA	35-2410897	4980989

Bonham Texas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	30-0358809	4144006

Brewster ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	Applied For	5496083

Burton NH Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA	11-3714506	3773960

Camas Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA	36-4340182	3142846

Champaign Williamson Franklin, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	36-4769741	5393512

Chardon Ohio Property Holdings, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	Applied For	5433643

Chardon Ohio Property, L.L.C. (sole member of COPH)	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	61-1722650	5412349

Chatham Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	PA	27-0354315	4696750

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Clarkston Care, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA	76-0802028	4058025

Colonial Madison Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WI	38-3741678	4263795

Columbus Texas Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	38-3735473	4144014

CR Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL/MO	20-5354773	4202917

Crooked River Road, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	FL	27-5081057	4942338

Cuyahoga Falls Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	35-2419468	5019328

Darien ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CT	30-0694838	5013415

East Rollins Street, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MO	38-3838004	4964420

Edgewood Drive Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IN	32-0405276	5303015

Elite Yorkville, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	36-4454114	3412408

Falcon Four Property Holding, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	46-3986352	5422865

Falcon Four Property, L.L.C. (sole member of FFPH)	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	30-0794160	5380305

Florida Alf Properties, L.L.C,	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	FL	32-0417622	5385877

Fort Stockton Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	38-3918639	5431574

Four Fountains Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	36-4601434	4290076

Giltex Care, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4572036	3943992

Gonzales Texas Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	32-0403901	5277708

Great Bend Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	27-3971138	4897313

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
HHM Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	32-0205746	4364581

Hidden Acres Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TN	27-2457250	4817062

Idaho Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	ID	36-4114446	0009140-5

Iowa Lincoln County Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IA/NE	45-4445450	5102710

Karan Associates Two, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	61-1514965	4263797

Karissa Court Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	38-3923400	5460988

KB Northwest Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA	36-4572025	3943937

Kentucky NH Properties, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KY	61-1730147	5461006

Louisville Dutchmans Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KY	61-1715555	5347516

Magnolia Drive Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	30-0793756	5378715

Mansfield Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	32-0183852	4231537

Massachusetts Nursing Homes, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MA	20-2873416	3963794

Minnesota Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MN	36-4469552	3432925

Mishawaka Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IN	36-4734067	5158496

Monterey Park Leasehold Mortgage, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	32-0267202	4618734

Mt. Vernon Texas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	35-2270167	4144012

Murray County, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OK	36-4708756	5035305

Muscatine Toledo Properties, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IA	36-4777497	5469717

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
New Hope Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MN	61-1720871	5393609

Nicholasville Kentucky Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	46-5411821	5504372

North Royalton Ohio Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	37-1729308	5313713

Norwalk ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CT	27-4083805	4901938

Oakland Nursing Homes, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4572018	3943945

October Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4572030	3943947

Ogden Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	UT	36-4412291	3340674

Ohio Aviv Three, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	35-2444669	4942326

Ohio Aviv Two, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	27-5081906	4942334

Ohio Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	36-4597043	4245492

Ohio Indiana Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH/IN	36-4764623	5346375

Oklahoma Two Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OK	37-1695177	5168525

Oklahoma Warr Wind, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OK	38-3886603	5211111

Oregon Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OR	36-4572024	3943955

Oso Avenue Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	30-0767014	5295255

Peabody Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	36-4572029	3943959

Pennington Road Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	36-4768380	5379933

Pocatello Idaho Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	ID	35-2449870	5180773

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Prescott Arkansas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	04-3835264	4072208

Ravenna Ohio Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH	61-1692048	5206377

Richland Washington, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA	26-0081509	3737882

Rockingham Drive Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	35-2485732	5399454

Santa Fe Missouri Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MO	36-4165126	0012451-6

Searcy Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	38-3779442	4517011

Sierra Ponds Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	38-3888430	5223189

Skyview Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	ID	36-4572023	3943997

Star City Arkansas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	43-2089308	4033911

Stephenville Texas Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	46-5421870	5511778

Texas Four Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	Applied For	5517906

Texhoma Avenue Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	35-2470607	5297035

Tulare County Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	Applied For	5517904

Wellington Leasehold, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	27-3971187	4897314

West Pearl Street, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	81-0637081	3715852

West Yarmouth Property I, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	Applied For	5496090

West Yarmouth Property II, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	Applied For	5496095

Weston Alf Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	Applied For	5496078

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Whitlock Street Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IN	32-0419832	5401724

Yuba Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	VA	11-3750228	3965009

Riverside Nursing Home Associates Two, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	27-3524946	4875773

STBA Properties, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	37-1746483	5443820

Aviv Foothills, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AZ	36-4572035	3943989

Aviv Liberty, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4572034	3943940

California Aviv Two, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA/NV	26-4117080	4648458

Effingham Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	36-4150491	0011381-6

Elite Mattoon, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	36-4454111	3412412

Gardnerville Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	NV	36-1657201	5079354

Kansas Five Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	36-1647542	5035128

Karan Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	11-3747208	3943986

Manor Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4572020	3945540

Newtown ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CT	27-4083571	4901833

Ohio Pennsylvania Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OH/PA	32-0350654	5013409

Orange ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CT	27-4083471	4901860

Pomona Vista L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4111095	0008832-3

Raton Property Limited Company	NM	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	36-4111094	1825066

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Red Rocks, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	NM	36-4192351	0014930-6

Rose Baldwin Park Property, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4111092	0008835-8

Salem Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	IL	36-4572028	3943960

San Juan NH Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WA	11-3714511	3773958

Sandalwood Arkansas Property, L.L.C.,	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	61-1665105	5064430

Sedgwick Properties, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	36-4694767	4962124

Sun-Mesa Properties, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AZ	36-4047650	0004455-5

VRB Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	76-0802032	4058022

Watauga Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4163268	00119709

Willis Texas Aviv, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	37-1522942	4144009

Casa/Sierra California Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CA	36-4572017	3943975

Florida Four Properties, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	FL	35-2456486	5218236

Glendale NH Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	WI	61-1686455	5170369

Kingsville Texas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	371522939	4144004

Montana Associates, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MT	36-4149849	0010341-1

Orange, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	36-4095365	0007656-2

Peabody Associates Two, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KS	27-5346222	4942323

Seguin Texas Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	35-2456377	5218247

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Southeast Missouri Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MO	27-3502072	4874456

Stevens Avenue Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	KY	35-2446030	5154515

Texas Fifteen Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	TX	35-2437626	5107161

3. Non-Credit Party Subsidiaries

Consolidated Party’s Legal Name	State of Formation	Chief Executive Office	Principle Place of Business	Licensed to do Business in	Tax ID	Organizational ID
Aviv OP Limited Partner, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	27-3474432	4859119

Benton Harbor, L.L.C.	IL	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	MI	36-4204807	0051313-3

Chenal Arkansas, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AR	04-3835270	4072263

Florence Heights Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	NE	11-3747131	3943981

Fountain Associates, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	AZ	36-4572016	3943983

NC Portfolio Properties, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	38-3920153	5442570

Oklahoma Three Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	OK	35-2444669	5146358

Ann Arbor Class B, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	State of Formation Only	N/A	5471775

Danbury ALF Property, L.L.C.	DE	303 West Madison Street, Suite 2400 Chicago, IL 60606	303 West Madison Street, Suite 2400 Chicago, IL 60606	CT	27-4083747	4901827

SCHEDULE 7.01

LIENS

1)	The following Liens related to secured financing on Maplewood at Danbury located at 22 Hospital Avenue, Danbury, Connecticut:

a.	Mortgage dated September 8, 2009 by Maplewood at Danbury, LLC, as Grantor (“Original Borrower”), and Greystone Servicing Corporation, Inc., as Grantee (“Greystone”), and recorded in the Office of the County Recorder of Fairfield County, State of Connecticut (the “Danbury Land Records”), on September 8, 2009, as document number 002312930006 in Book 2060 at Page 393-398, as amended by the Assumption Agreement (as defined below) and as may have been or may hereafter be further amended, restated, supplemented, assigned or otherwise modified from time to time.

b.	Security Agreement dated as of September 8, 2009 by Original Borrower in favor of Greystone, as amended by the Assumption Agreement (as defined below) and as may have been or may hereafter be further amended, restated, supplemented, assigned or otherwise modified from time to time.

c.	Regulatory Agreement for Multi-Family Housing Projects dated September 8, 2009 by and between Original Borrower and the Secretary of Housing and Urban Development (“HUD”), and recorded in the Danbury Land Records on September 8, 2009, as document number 002312940009 in Book 2060 at Page 399-407, as amended by the Assumption Agreement, by that certain Amendment to Regulatory Agreement for Multi-Family Projects between Danbury ALF Property, L.L.C. (“Current Borrower”) and HUD dated June 15, 2012 and recorded in the Danbury Land Records on June 18, 2012 at Book 2184 at Page 1158, and as may have been or may hereafter be further amended, restated, supplemented, assigned or otherwise modified from time to time.

d.	Regulatory Agreement dated September 8, 2009 by and between Maplewood at Danbury ALSA, LLC and HUD, and recorded in the Danbury Land Records on September 8, 2009, in Book 2060 at Page 408, as amended by that certain Amendment to Regulatory Agreement Maplewood at Danbury ALSA, LLC and HUD dated June 15, 2012 and recorded in the Danbury Land Records on June 18, 2012 at Book 2184 at Page 1171, and as may have been or may hereafter be further amended, restated, supplemented, assigned or otherwise modified from time to time.

e.	Release and Assumption Agreement dated June 15, 2012 (the “Assumption Agreement”) by and among Original Borrower, as seller, Danbury ALF Property, L.L.C., as purchaser, and Midland Loan Servicing (“Midland”), and recorded in the Office of the County Recorder of Fairfield County, State of Connecticut, on June 18, 2012, in Book 2184 at Page 1147, as has been or may hereafter be amended, restated, supplemented, assigned or otherwise modified from time to time.

f.	UCC Financing Statement naming Original Borrower as Debtor and Greystone as Secured Party, as recorded in the Danbury Land Records in Book 2060 at Page 415, as assigned by Greystone to Midland by that certain UCC Financing Statement Amendment recorded in the Danbury Land Records in Book 2077 at Page 209, and as modified by that certain UCC-3 Amendment recorded in the Danbury Land Records on June 18, 2012 in Book 2184 at Page 11198.

2)	Any Liens on Real Property of the Consolidated Parties that purport to secure Indebtedness any of the Consolidated Parties where such Indebtedness has been paid in full, but is still reflected as a Lien against such Real Property in the public records because no formal release has been obtained and recorded.

SCHEDULE 7.02

BORROWERS’ INDEBTEDNESS

1)	Mortgage Note dated September 8, 2009 in the original principal amount of $11,815,000.000 executed by Maplewood at Danbury, LLC (“Original Borrower”), as amended and assumed by Danbury ALF Property, L.L.C. (“Current Borrower”) pursuant to that certain Release and Assumption Agreement dated June 15, 2012 by and among Original Borrower, as seller, Current Borrower, as purchaser, and Midland Loan Servicing, and recorded in the Office of the County Recorder of Fairfield County, State of Connecticut, on June 18, 2012, in Book 2184 at Page 1147, as has been or may hereafter be amended, restated, supplemented, assigned or otherwise modified from time to time.

SCHEDULE 7.04

INVESTMENTS

1)	Capital Stock as more fully set forth on Schedule 5.11 hereto.

2)	Benchmark: Second Amended and Restated Promissory Note and Omnibus Amendment to Loan Documents date November 1, 2013 in the original principal amount of $4,574,217.58 by and among BENCHMARK WEST MISSOURI, LLC, a Missouri limited liability company, HARRISONVILLE HEALTHCARE, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF HARRISONVILLE, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF RAYTOWN, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF MONETT, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF LEE’S SUMMIT, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE MANAGEMENT, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF GREENVILLE, LLC, a Missouri limited liability company (f/k/a HERITAGE GARDENS OF GREENVILLE, LLC, a Missouri limited liability company), BENCHMARK HEALTHCARE OF PORTAGEVILLE, LLC, a Missouri limited liability company (f/k/a HERITAGE GARDENS OF PORTAGEVILLE, LLC, a Missouri limited liability company), HERITAGE GARDENS OF SENATH, LLC, a Missouri limited liability company, HERITAGE GARDENS OF SENATH SOUTH, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF ST. CHARLES, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF WILLOWBROOKE, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF WILDWOOD, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF ST. LOUIS, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF LOMA LINDA, LLC, a Missouri limited liability company, BENCHMARK HEALTHCARE OF LEXINGTON, LLC, a Missouri limited liability company, BHH, INC., a Missouri corporation (f/k/a ARBOR HEALTH CARE, INC., a Missouri corporation), BENCHMARK HEALTHCARE OF ROLLA, LLC, a Missouri limited liability company, and JOHN M. SELLS, an individual, collectively as borrower, in favor of Parent Borrower

3)	Benchmark: Revolving Loan Promissory Note dated as of December 30, 2011 in the original principal amount of $1,000,000.00 made by BENCHMARK HEALTHCARE OF FESTUS, INC., a Missouri corporation, and BENCHMARK HEALTHCARE OF PURYEAR, INC., a Missouri corporation, collectively as borrowers, in favor of OXFORD FINANCE LLC, a Delaware limited liability company, as endorsed to OXFORD FINANCE FUNDING I, LLC, a Delaware limited liability company, by Allonge Endorsement to Promissory Note, as endorsed to STBA Properties, L.L.C. by Allonge Endorsement to Promissory Note

4)	Bridgemark: Amended and Restated Promissory Note and Omnibus Amendment to Loan Documents dated December 1, 2013 in the original principal amount of $608,688.10 by and among HELIA HEALTHCARE OF BELLEVILLE, LLC, an Illinois limited liability company, HELIA HEALTHCARE OF OLNEY, LLC, an Illinois limited liability company, HELIA HEALTHCARE OF YORKVILLE, LLC, an Illinois limited liability company, HELIA SOUTHBELT HEALTHCARE, LLC, an Illinois limited liability company, and STEPHEN P. MILLER, an individual residing in the State of Illinois, collectively as borrower, in favor of Parent Borrower

5)	Concepts: Promissory Note dated May 24, 2013 in the original principal amount of $100,000.00 by and among H.O.P.E. HEALTHCARE, LLC, an Arkansas limited liability company, KEITH A. HEAD, an individual, WILDA J. HEAD, an individual, ROBERT HARKNESS, an individual, KAYE LYNN HARKNESS, an individual, and SANDALWOOD HEALTHCARE, LLC, an Arkansas limited liability company, collectively as borrowers, in favor of Parent Borrower

6)	Concepts: Promissory Note dated May 24, 2013 in the original principal amount of $256,000.00 by and among H.O.P.E. HEALTHCARE, LLC, an Arkansas limited liability company, KEITH A. HEAD, an individual, WILDA J. HEAD, and STAR CITY NURSING CENTER, PLLC, an Arkansas limited liability company, collectively as borrowers, in favor of Parent Borrower

7)	Convacare: Second Amended and Restated Promissory Note dated July 15, 2011 in the original principal amount of $1,508,188.44 by Joey Wiggin, individually, Leslie Wiggins, individually, and certain entities affiliated with such individuals as more fully set forth in such Second Amended and Restated Promissory Note, collectively as borrowers, in favor of Parent Borrower

8)	Deseret: Promissory Note dated as of March 1, 2009 in the original principal amount of $750,000 made by Scott W. Robertson and Dorothy F. Robertson, collectively as borrowers, in favor of Ogden Associates, L.L.C., Florence Heights Associates, L.L.C., and Minnesota Associates, L.L.C., each a Delaware limited liability company, as lender, as assigned by borrowers to and assumed by Deseret Health & Rehab at Ogden, LLC, a Utah limited liability company, pursuant to that certain Assignment and Assumption and First Amendment to Promissory Note dated effective as of June 1, 2012

9)	HiCare: Amended and Restated Promissory Note and Omnibus Amendment to Loan Documents dated May 1, 2013 in the original principal balance of $916,838.76 by an among DOCTORS NURSING AND REHABILITATION CENTER, LLC, an Illinois limited liability company, and EVERGREEN NURSING AND REHABILITATION CENTER, LLC, an Illinois limited liability company, collectively as borrowers, in favor of Parent Borrower

10)	LTC: Second Amended and Restated Promissory Note dated January 27, 2012 in the original principal amount of $3,000,000.00 by and among ALTACARE CORPORATION, a Georgia corporation, HP/CARRINGTON, INC., a Georgia corporation, HP/GREAT BEND, INC., a Georgia corporation, MT. PLEASANT CARE CENTERS, INC., a Georgia corporation, LTC HEALTHCARE AT FLORENCE, INC., a Georgia corporation, LTC OF ILLINOIS—FRIENDSHIP, INC., a Georgia corporation, LTC OF ILLINOIS—FIRESIDE, INC., a Georgia corporation, MARKLEYSBURG HEALTHCARE INVESTORS, L.P., a Georgia limited partnership, LTC HEALTHCARE OF CONVERSE, INC., a Nevada corporation, and LTC HEALTHCARE OF SHEPARD, INC., a Nevada corporation, collectively as borrowers, in favor of Parent Borrower, as amended by that certain First Amendment to Second Amended and Restated Promissory Note and Omnibus Amendment to Loan Documents dated January 31, 2014 and that certain Second Amendment to Second Amended and Restated Promissory Note and Omnibus Amendment to Loan Documents dated March 31, 2014

11)	Ridgecrest: Third Amended and Restated Promissory Note and Omnibus Amendment to Loan Documents dated May 1, 2013 in the original principal amount of $3,118,536.18 by and among FARIBAULT COMMONS NURSING & REHABILITATION, INC., an Ohio corporation, OWATONNA COMMONS NURSING & REHABILITATION, INC., an Ohio corporation, and WILLMAR COMMONS NURSING & REHABILITATION, INC., an Ohio corporation, GOOD SAMARITAN HEALTH GROUP, INC., an Ohio corporation, ONTARIO COMMONS, INC., an Ohio corporation, RIDGECREST MANAGEMENT, L.L.C., an Ohio limited liability company, PRENTICE THOMPSON, an individual, and KELLY A. THOMPSON, an individual, collectively as borrowers, in favor of Parent Borrower

12)	Saber: Amended and Restated Promissory Note dated September 1, 2012 in the original principal amount of $3,000,000.00 by and among AMBLER HEALTHCARE GROUP, LLC, an Ohio limited liability company, BRYN MAWR HEALTHCARE GROUP, LLC, an Ohio limited liability company, JULIA RIBAUDO HEALTHCARE GROUP, LLC, an Ohio limited liability company, and MEDFORD HEALTHCARE GROUP, LLC, an Ohio limited liability company, collectively, as borrowers, in favor of Parent Borrower

13)	SunMar: Promissory Note dated August 1, 2008 in the principal amount of $2,000,000, as amended by that certain First Amendment to Promissory Note dated June 1, 2009, that certain Second Amendment to Promissory Note dated March 1, 2010, and that certain Third Amendment to Promissory Note and Omnibus Amendment to Loan Documents dated May 1, 2014 by and among Sierra View Care Holdings, LLC, a California limited liability company, Puente Partners, LLC, a California limited liability company, Country Oaks Partners, LLC, a California limited liability company, MJB Partners, LLC, a California limited liability company, Riverside Equities, LLC, a California limited liability company, Eli Marmur, Nava Marmur, Irving Bauman, Itta Bauman, Frank Johnson, David Johnson and Thomas Chambers, collectively as borrowers, in favor of Parent Borrower

Schedule 10.02

NOTICE ADDRESSES

Credit Parties:

c/o Aviv REIT, Inc.

303 West Madison Street

Suite 2400

Chicago, Illinois 60606

Attention: General Counsel

Telephone: 312-855-0930

Facsimile: 312-855-1684

Email: skovitz@avivam.com

with a copy to:

Sidley Austin, LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Paul Monson

Telephone: 312-853-7000

Facsimile: 312-853-7036

Email: pmonson@sidley.com

Administrative Agent:

For payments and Requests for Credit Extensions:

Bank of America, N.A.

101 N. Tryon St.

Charlotte, NC 28255-0001

Mail Code: NC1-001-05-46

Attention: Jean H. Hood

Telephone: 980-388-9114

Facsimile: 704-719-8162

Email: jean.hood@baml.com

Wiring Instructions:

Bank of America NA New York, NY

ABA 026009593

Acct. number: 1366212250600

Acct Name: Corporate Credit Services

Ref: Aviv Healthcare Properties Limited Partnership

For all other Notices:

Bank of America, N.A.

555 California St.

Mail Code: CA5-705-04-09

San Francisco, CA 94104

Attn: Kevin Ahart

Phone: 415-436-2750

Fax: 415-503-5000

Email: kevin.ahart@baml.com

with a copy to:

Bank of America, N.A.

Bank of America Corporate Center

100 N. Tryon St.

Mail Code: NC1-007-17-11

Charlotte, NC 28255-0001

Attention: Yinghua Zhang

Telephone: 980-387-5915

Facsimile: 312-453-2722

Email: yinghua.zhang@baml.com

Swing Line Lender:

Bank of America, N.A.

101 N. Tryon St.

Charlotte, NC 28255-0001

Mail Code: NC1-001-05-46

Attention: Jean H. Hood

Telephone: 980-388-9114

Facsimile: 704-719-8162

Email: jean.hood@baml.com

Wiring Instructions:

Bank of America NA

New York, NY

ABA 026009593

Acct. number: 1366212250600

Acct Name: Corporate Credit Services

Ref: Aviv Healthcare Properties Limited Partnership

L/C Issuer:

Bank of America, N.A.

Standby Letters of Credit Department

One Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Al Malave

Telephone: 570-496-9622

Telecopier: 800-755-8743

Electronic Mail: alfonso.malave@baml.com

Lenders:

Contact information set forth on each Lender’s administrative details form on file with the Administrative Agent.

Exhibit A

FORM OF LOAN NOTICE

Date:            , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of May 14, 2014, by and among Aviv Healthcare Properties Limited Partnership (the “Parent Borrower”) and Aviv Healthcare Capital Corporation (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”), Aviv REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

A Borrowing         A Continuation         A Conversion         A Prepayment

of [Revolving Loans][Swing Line Loans]:

1.	On: , 20 (which is a Business Day).

2.	In the principal amount of: .

3.	Comprised of: (Type of Loan).

4.	For Eurodollar Loans: with an Interest Period of months.

With respect to any Borrowing or any conversion or continuation requested herein, the undersigned Parent Borrower hereby represents and warrants that (i) in the case of a Borrowing of Revolving Loans, (A) such request complies with the requirements of Section 2.01(a) of the Credit Agreement and (B) each of the conditions set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing, (ii) in the case of a Borrowing of Swing Line Loans, such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (iii) in the case of a Borrowing or any conversion or continuation, each of the conditions set forth in Section 2.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing or such conversion or continuation. In the event that the Parent Borrower fails to deliver a timely notice requesting a continuation of a Borrowing made as a Eurodollar Loan, then the applicable Loans shall be continued with an Interest Period of one month, provided, however, Parent Borrower shall still be required to deliver a written Loan Notice to the Administrative Agent in connection with each continuation.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	AVIV REIT, INC., a Maryland corporation,
its general partner

By:
Name:
Its:

Exhibit B-1

FORM OF REVOLVING NOTE

[Date]

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), hereby promise to pay to [INSERT LENDER] or its registered assigns (the “Lender”), in accordance with the terms and conditions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of May 14, 2014 by and among the Borrowers, Aviv REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder (after taking into account any applicable grace periods), such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note, upon written notice to the Borrowers, may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Except as otherwise provided for in the Credit Agreement, each Borrower, for itself, its respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	AVIV REIT, INC., a Maryland corporation,
its general partner

By:
Name:
Its:

AVIV HEALTHCARE CAPITAL CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit C-1

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of May 14, 2014, by and among Aviv Healthcare Properties Limited Partnership (the “Parent Borrower”) and Aviv Healthcare Capital Corporation (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”), Aviv REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer of the Parent Borrower hereby certifies as of the date hereof that [he/she] is the                      of the Parent Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. The financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the REIT Guarantor ended as of the above date have been filed with the Securities and Exchange Commission and are available for download at www.avivreit.com.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. The financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the REIT Guarantor ended as of the above date have been filed with the Securities and Exchange Commission and are available for download at www.avivreit.com. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a review of the transactions and condition (financial or otherwise) of each of the Consolidated Parties during the accounting period covered by the attached financial statements.

3. A review of the activities of each of the Consolidated Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Consolidated Parties have performed and observed in all material respects all their respective Obligations under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned Responsible Officer during such fiscal period, each of the Consolidated Parties has performed and observed in all material respects each covenant and condition of the Credit Documents applicable to it.]

[or:]

[the following covenants or conditions of the Credit Documents have not been performed or observed in all material respects and the following is a list of any Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 1 hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

[5. Attached hereto are such supplements to Schedule 5.11 of the Credit Agreement, such that, as supplemented, such Schedule is accurate and complete as of the date hereof.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     , 20    .

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	AVIV REIT, INC., a Maryland corporation,
its general partner

By:
Name:
Its:

Schedule 1

Financial Covenant Analysis

[TO BE COMPLETED BY BORROWERS]

Exhibit C-2

FORM OF OFFICER’S CERTIFICATE

Date:                    , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of May 14, 2014, by and among Aviv Healthcare Properties Limited Partnership (the “Parent Borrower”) and Aviv Healthcare Capital Corporation (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”), Aviv REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the terms of Section 4.01(g) of the Credit Agreement, the undersigned Responsible Officer of the REIT Guarantor hereby certifies, on behalf of the Credit Parties and not in any individual capacity that, as of the date hereof, the statements below are accurate and complete in all respects:

(a) Each Credit Party is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of the Credit Agreement or otherwise).

(b) All governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained.

(c) No action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality (A) that purports to affect (1) the REIT Guarantor or the Parent Borrower in a materially adverse manner, (2) the Borrowers, taken as a whole, in a materially adverse manner (3) the Consolidated Parties, taken as a whole, in a materially adverse manner, or (4) the Transactions or (B) that could reasonably be expected to have a Material Adverse Effect on (1) the REIT Guarantor or the Parent Borrower, (2) the Borrowers taken as a whole, (3) the transactions contemplated by the Credit Agreement or (4) the ability of the Credit Parties to perform their obligations under the Credit Documents.

(d) Immediately prior to and following the transactions contemplated in the Credit Agreement, each of the Credit Parties is Solvent.

(e) (A) no Default or Event of Default exists and (B) all representations and warranties contained in the Credit Agreement and in the other Credit Documents are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects.

This certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

IN WITNESS WHEREOF, the undersigned has affixed his signature hereto as of the date first set forth above.

AVIV REIT, INC.
a Maryland corporation

By:
Name:
Title:

Exhibit C-3

FORM OF UNENCUMBERED PROPERTY CERTIFICATE

Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of May 14, 2014, by and among Aviv Healthcare Properties Limited Partnership (the “Parent Borrower”) and Aviv Healthcare Capital Corporation (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”), Aviv REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned, on behalf of the Borrowers, hereby represents, warrants and certifies that, in the Borrowers’ good faith and based upon the Borrowers’ own information and the information made available to the Borrowers by the respective Tenants of the Real Property Assets, which information the undersigned believes in good faith to be true and correct in all material respects, for the fiscal quarter ended                     , 20    :

(a) Each Real Property Asset used in the calculation of the Consolidated Unencumbered Total Asset Value and Unencumbered Net Revenue set forth on Schedule I hereto meets each of the criteria for qualification as an Unencumbered Property;

(b) Schedule I hereto accurately sets forth the calculation of the Consolidated Unencumbered Total Asset Value as of the end of the fiscal quarter referred to above; and

(c) Schedule I hereto accurately sets forth the Unencumbered Net Revenues attributable to each Unencumbered Property.

The undersigned [                    ] Responsible Officer of the Parent Borrower hereby represents and warrants that [he/she] has the necessary power and authority to execute this Unencumbered Property Certificate on behalf of the Borrowers and that such action has been duly authorized by all necessary action of the Borrowers prior to or on the date hereof.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	AVIV REIT, INC., a Maryland corporation,
its general partner

By:
Name:
Its:

Schedule 1

Unencumbered Property Information

[TO BE COMPLETED BY BORROWERS]

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guaranty included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”); provided, however, the Assignor shall remain entitled to the indemnities set forth in Section 10.04 of the Credit Agreement pursuant to the terms thereof. Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

	1.	Assignor:

	2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]; and is not a Disqualified Lender.

	3.	Borrowers:	Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (collectively, the “Borrowers”)

	4.	Administrative Agent:	Bank of America, N.A.

.	5.

Credit Agreement: The Credit Agreement dated as of May 14, 2014, by and among the Borrowers, Aviv REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders party thereto and the Administrative Agent

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]

7.	Trade Date:	[4]

8.	Effective Date:	[5]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]6 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]7

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	AVIV REIT, INC., a Maryland corporation,
its general partner

By:
Name:
Its:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be deleted only if the consent of the Parent Borrower is not required by the terms of the Credit Agreement.

[Consented to:]8

BANK OF AMERICA, N.A., as L/C Issuer and Swing Line Lender

By:
Name: Title:

[8]	To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers or any Guarantor, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of laws principles.

Exhibit E

FORM OF SUBSIDIARY GUARANTOR JOINDER AGREEMENT

THIS SUBSIDIARY GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20    , is by and between [INSERT NEW GUARANTOR], a [INSERT TYPE OF ORGANIZATION] (the “Subsidiary”), and BANK OF AMERICA, N. A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of May 14, 2014, by and among Aviv Healthcare Properties Limited Partnership (the “Parent Borrower”) and Aviv Healthcare Capital Corporation (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”), AVIV REIT, INC. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders and BANK OF AMERICA, N. A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Parties are required under the provisions of Section 6.14(b) of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantor contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender, the Administrative Agent and each other holder of the Obligations, as provided in Article XI of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Subsidiary for purposes of all notices and other communications is described on Schedule 10.02 of the Credit Agreement.

3. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary upon the execution of this Agreement by the Subsidiary.

4. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the Subsidiary has caused this Subsidiary Guarantor Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[INSERT NEW GUARANTOR]

By:
Name:
Title:

Acknowledged and accepted: BANK OF AMERICA, N. A., as Administrative Agent

By:
Name:
Title:

Exhibit F

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT (this “Agreement”) dated as of __________, 20__ to the Credit Agreement referenced below is by and among [INSERT NEW LENDER] (the “New Lender”), Aviv Healthcare Properties Limited Partnership (the “Parent Borrower”) and Aviv Healthcare Capital Corporation (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”), the Guarantors, the Lenders and Bank of America, N. A., as Administrative Agent. All of the defined terms of the Credit Agreement are incorporated herein by reference.

W I T N E S S E T H

WHEREAS, pursuant to that Credit Agreement dated as of May 14, 2014 (as amended and modified from time to time, the “Credit Agreement”), by and among the Borrowers, Aviv REIT, Inc. (the “REIT Guarantor”), the other Guarantors party thereto, the Lenders and Bank of America, N. A., as Administrative Agent, the Lenders have agreed to provide the Borrowers with a revolving credit facility;

WHEREAS, pursuant to Section 2.01(e) of the Credit Agreement, the Borrowers have requested that the New Lender provide an [Revolving Loan Increase][Incremental Term Loan Facility] under the Credit Agreement; and

WHEREAS, the New Lender has agreed to provide the [Revolving Loan Increase][Incremental Term Loan Facility] on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The New Lender hereby agrees to provide an [Revolving Loan Increase][Incremental Term Loan Facility] to the Borrowers in the amounts set forth on Schedule 2.01 to the Credit Agreement as attached hereto. [The Commitment Percentage of the New Lender shall be as set forth on Schedule 2.01.]

[2. The New Lender shall be deemed to have purchased without recourse a risk participation from the L/C Issuer in all Letters of Credit issued or existing under the Credit Agreement and the obligations arising thereunder in an amount equal to its pro rata share of the obligations under such Letters of Credit (based on the Commitment Percentages of the Lenders as set forth on Schedule 2.01 as attached hereto), and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit.]9

3. The New Lender (a) represents and warrants that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and

[9]	NOTE: This paragraph to be included only in connection with an Revolving Loan Increase]

decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a “Lender” under the Credit Agreement and (iv) shall have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

4. Each of the Borrowers agree that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

5. The address of the New Lender for purposes of all notices and other communications is                     ,                     , Attention of                      (Facsimile No.                     ).

6. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, each of the parties hereto has caused this Lender Joinder Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:	[INSERT NEW LENDER],
as New Lender

By:
Name:
Title:

BORROWERS:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	AVIV REIT, INC., a Maryland corporation,
its general partner

By:
Name:
Its:

AVIV HEALTHCARE CAPITAL CORPORATION,
a Delaware corporation

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title: